SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant X Filed by a Party other than the Registrant Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          TRM COPY CENTERS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules  14a-6(i)(1) and 0-11

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Set forth the amount on which the filing fee is calculated and state how it was determined.

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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
                                PRELIMINARY COPY

                          TRM COPY CENTERS CORPORATION
                             5208 N.E. 122nd Avenue
                             Portland, Oregon 97230

                    -----------------------------------------

                    Notice of Special Meeting of Shareholders
                                  June 29, 1998

                    -----------------------------------------


To Our Shareholders:

     A special meeting of the shareholders of TRM Copy Centers Corporation, an Oregon corporation (the "Company"), will be held on Monday, June 29, 1998 at 9 a.m. at the U.S. Bancorp Tower, 41st Floor, John Elorriaga Auditorium, 111 SW Fifth Avenue, Portland, Oregon 97204, for the following purposes:

     1.(a) To approve amendments to the Company's Restated Articles of Incorporation (the "Restated Articles Amendments") that will (i) change the Company's corporate name to "TRM Corporation," (ii) increase the authorized number of shares of Common Stock that the Company may issue from 10,000,000 to 50,000,000, and (iii) create and determine the preferences, limitations and rights of a new series of Preferred Stock of the Company, to be designated "Series A Preferred Stock."

     (b) To approve the issuance and sale of 1,777,778 shares of the Series A Preferred Stock and warrants to purchase an aggregate of 500,000 shares of Common Stock of the Company at an exercise price of $15.00 a share (the "Warrants") to ReadyCash Investment Partners, L.P. (the "Purchaser") pursuant to a Preferred Stock and Warrants Purchase Agreement dated March 29, 1998 between the Company and the Purchaser (the "Purchase Agreement"), for an aggregate purchase price of $20,000,000.

     2. To elect six directors to serve for the terms described in the proxy statement and until their successors are elected to fill the vacancies created by the resignation of four directors of the Company and the increase in the number of directors of the Company from seven to nine as contemplated by the Purchase Agreement. All of the elections will be effective upon closing of the issuance and sale of the Series A Preferred Stock and the Warrants to the Purchaser pursuant to the Purchase Agreement (the "Closing").

     3. To amend the Company's Stock Option Plan (the "Plan") to increase the total number of shares of the Company's Common Stock reserved for issuance under the Plan from 700,000 to 1,200,000.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All shareholders are invited to attend the meeting. Holders of record of the Company's Common Stock at the close of business on May 15, 1998 are entitled to notice of and to vote at the meeting.


                                       By Order of the Board of Directors


                                       Paul M. Brown
                                       Secretary

Portland, Oregon
May 25, 1998


     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please promptly sign and date your enclosed proxy and return it in the postage paid envelope.

     A shareholder who completes and returns the proxy and subsequently attends the meeting may elect to vote in person, since a proxy may be revoked at any time before it is voted. Retention of the proxy is not necessary for admission to the meeting.

                          TRM COPY CENTERS CORPORATION

                                 PROXY STATEMENT

                         Special Meeting of Shareholders

                                  June 29, 1998

                                   ----------

     The mailing address of the principal executive offices of the Company is 5208 N.E. 122nd Avenue, Portland, Oregon 97230-1074. The approximate date this proxy statement and the accompanying proxy form are first being sent to shareholders is May 25, 1998.

     Upon written request to Mr. Paul M. Brown, Secretary, any person whose proxy is solicited by this proxy statement will be provided, without charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 and the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1997, December 31, 1997 and March 31, 1998.

                     SOLICITATION AND REVOCABILITY OF PROXY

     The enclosed proxy is solicited on behalf of the Board of Directors of TRM Copy Centers Corporation, an Oregon corporation (the "Company"), for use at the Special Meeting of Shareholders to be held on June 29, 1998 and at any adjournment thereof (the "Special Meeting"). The Company will bear the cost of preparing and mailing the proxy, proxy statement, and any other material furnished to shareholders by the Company in connection with the Special Meeting. Proxies will be solicited by use of the mails, and officers and employees of the Company may also solicit proxies by telephone or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians, and brokerage houses for forwarding to beneficial owners of the stock held in their names. [The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies from brokers and other nominees at an estimated cost of [$3,000].]

     Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Company, attention Mr. Paul M. Brown, Secretary, an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by voting in person at the meeting. A shareholder who attends the meeting, however, is not required to revoke the proxy and vote in person. All valid, unrevoked proxies will be voted at the Special Meeting in accordance with the instructions given.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     The Company's Common Stock ("Common Stock") is currently the only outstanding authorized voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the Special Meeting is May 15, 1998. On that date, there were [6,984,141] shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights.

     The following table sets forth certain information regarding the beneficial ownership as of May 15, 1998 of the Common Stock by (i) each person known by the Company to own beneficially more than 5 percent of the Common Stock, (ii) each director or person nominated to become a director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and
(iv) all executive officers and directors as a group. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

                                                                            Shares
Beneficial Owner              Address                                Beneficially Owned (1)        Percent
----------------              -------                                ----------------------        -------
Frederick O. Paulsell         c/o 5208 NE 122nd Avenue                     917,242                   13.1%
(2)(10)                       Portland, OR  97230-1074

Laifer Capital                45 West 45th Street, 9th Floor             1,052,900                   15.1%
Management, Inc. (3)          New York, NY  10036

Safeco Corporation(4)         4333 Brooklyn Ave., NE                     1,030,350                   14.8%
                              Seattle, WA 98185

Edwin S. Chan (5)(10)         c/o 5208 NE 122nd Avenue                     562,423                    8.1%
                              Portland, OR  97230-1074

Wellington Management         75 State Street                              554,500                    7.9%
Company, LLP (6)              Boston, MA  02109

Marcia W. Zech                3041  60th Avenue, SE                        480,430                    6.9%
                              Mercer Island, WA  98040

Dimensional Fund              1299 Ocean Avenue, 11th Floor                399,500                    5.7%
Advisors, Inc. (8)            Santa Monica, CA  90401

Michael D. Simon                                                           329,420                    4.7%

Donald L. Van Maren                                                        157,769                    2.3%
(9)(10)

Sherman M. Coe(10)                                                         152,288                    2.3%

Robert A. Bruce(10)                                                        45,863                       *

James W. Perris                                                            31,148                       *

                                       2

Daniel G. Cohen(11)           1521 Locust Street, 10th Floor                  *                         *
                              Philadelphia, PA 19102

Edward E. Cohen               1521 Locust Street, 10th Floor                  *                         *
                              Philadelphia, PA 19102

[Others]

Danial J. Tierney                                                           22,641                      *

Directors and executive                                                  2,223,794                   31.8%
officers as a group (___
persons)

--------------

  (footnotes on following page)

*  Represents less than 1 percent.

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "SEC"), and includes voting power and dispositive power with respect to shares. Shares are held with sole voting and dispositive power unless otherwise indicated. Shares of Common
     Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage for the person holding such options, but are not deemed outstanding for computing the percentage for any other person. The numbers of shares that may be obtained upon exercise of options that are currently exercisable or exercisable within 60 days of May 15, 1998 are as follows: [Mr. Paulsell, 92,500 shares; Mr. Chan, 10,000 shares; Mr. Simon, 323,336 shares; Mr. Van Maren,
     31,000 shares; Mr. Coe, 46,500 shares; Mr. Bruce, 40,000 shares; Mr.
     Perris, 30,000 shares; Mr. Tierney, 22,000 shares; and all executive officers and directors as a group, 2,223,794 shares.]

(2) The information excludes shares owned by Mr. Paulsell's children, all of whom are adults. The information also excludes 480,430 shares owned by Mr.
     Paulsell's former wife, Marcia W. Zech. Mr. Paulsell disclaims beneficial ownership of all such shares.

(3)  This information is based upon a Schedule 13D filed with the SEC on October
     16, 1997, reporting that Laifer Capital Management, Inc. ("Laifer") had (i) sole voting power with respect to 707,400 shares and shared voting power with respect to no shares and (ii) sole dispositive power with respect to 707,400 shares and shared dispositive power with respect to 345,000 shares.
     The shares beneficially owned by Laifer include 563,400 shares beneficially owned by Laifer in its capacity as general partner of and investment adviser to Hilltop Partners, L.P. and 489,500 shares beneficially owned by Laifer in its capacity as investment adviser to various other clients.

(4) This information is based upon a Schedule 13G dated March 3, 1998 and filed with the SEC, disclaiming beneficial ownership of these shares. The shares are beneficially owned by registered investment companies for which a subsidiary of Safeco Corporation serves as an adviser. Because of its ownership or control of one or more investment companies which directly own shares, Safeco Corporation is considered an indirect beneficial owner.

(5) The information provided includes 30,641 shares owned by Mr. Chan's wife and minor children.

(6) This information is based upon a Schedule 13G dated February 11, 1998 and filed with the SEC, reporting that Wellington Management Company, LLP had
     (i) sole voting power with respect to

                                       3

     no shares and shared voting power with respect to 513,500 shares and (ii) sole dispositive power with respect to no shares and shared dispositive power with respect to all 554,500 shares.

(7) This information is based upon a Schedule 13G dated February 17, 1998 and filed with the SEC, reporting that Marcia W. Zech had (i) sole voting power with respect to 480,430 shares and shared voting power with respect to no shares and (ii) sole dispositive power with respect to 480,430 shares and shared dispositive power with respect to no shares. The information provided excludes shares owned by Mrs. Zech's children and other relatives, all of whom are adults. The information also excludes 912,092 shares beneficially owned by her former husband, Frederick O. Paulsell. Mrs. Zech disclaims beneficial ownership of all such shares.

(8) This information is based upon a Schedule 13G dated February 10, 1998 and filed with the SEC, reporting that Dimensional Fund Advisors, Inc. had (i) sole voting power with respect to 261,600 shares and shared voting power with respect to no shares and (ii) sole dispositive power with respect to all 399,500 shares.

(9)  Mr. Van Maren's shares are held jointly with his wife.

(10) Messrs. Paulsell, Chan, Van Maren and Coe have entered into a Voting
     Agreement dated April 3, 1998 with the Company (the "Voting Agreement") pursuant to which each of such individuals agrees to vote all of his shares in favor of the transactions contemplated by the Purchase Agreement.

(11) Mr. Daniel G. Cohen is the majority shareholder and an officer and director of the general partner of the Purchaser. Pursuant to the Purchase Agreement between the Purchaser and the Company, and subject to the terms and conditions therein, the Company will (a) issue and sell to the Purchaser shares of Series A Preferred Stock of the Company representing approximately 20 percent of the voting power of the Company's then outstanding capital stock and convertible into 1,333,333 shares of the Company's Common Stock, and (b) grant the Purchaser warrants to purchase a total of 500,000 shares of the Company's Common Stock at an exercise price of $15.00 a share.

PROPOSAL 1:    APPROVAL OF PROPOSED TRANSACTIONS PURSUANT TO THE
               PURCHASE AGREEMENT BETWEEN THE COMPANY AND READYCASH
               INVESTMENT PARTNERS, L.P.

     (a)  The Restated Articles Amendments

     The proposed Restated Articles Amendments will (i) change the Company's corporate name to "TRM Corporation," (ii) increase the authorized number of shares of Common Stock of the Company from 10,000,000 to 50,000,000, and (iii) create and determine the preferences, limitations and rights of a new series of Preferred Stock of the Company, to be designated the "Series A Preferred Stock," as more fully described below. A copy of the Restated Articles Amendments are attached as Appendix I to this proxy statement, and all references to and summaries of the Restated Articles Amendments in this proxy statement are qualified in their entirety by reference to the Restated Articles Amendments. Shareholders are urged to read the Restated Articles Amendments carefully and in their entirety.

Change of the Company's corporate name to "TRM Corporation"

     In 1991, the Company changed its corporate name to "TRM Copy Centers Corporation," because the Company at that time believed that name accurately reflected the Company's principal business of owning and maintaining self-service photocopiers in retail establishments.

     The Company has determined that expansion into new products and services is a key business strategy. The Company is internally reorganizing its operations to better facilitate this expansion, creating an Automated Teller Machine (ATM) division and a photocopy division. In response to this strategy, on April ___, 1998, the Board of Directors of the Company resolved that the Company's corporate name in its Restated Article of Incorporation should be changed to "TRM Corporation," a name the Board believes will better reflect the breadth of the Company's business after the completion of its financing transaction with the Purchaser.

Increase in Authorized Shares of Common Stock

     The Company's Restated Articles of Incorporation currently provide that the authorized capital stock of the Company consists of 10,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of May 15, 1998, the Company had [6,984,141] shares of Common Stock issued and outstanding and [________] shares of Common Stock were issuable pursuant to the outstanding stock options. In addition, 1,333,333 shares of Common Stock would be issuable upon the conversion of the Series A Preferred Stock proposed to be issued to the Purchaser pursuant to the Purchase Agreement and 500,000 shares of Common Stock would be issuable on the exercise of the Warrants proposed to be granted to the Purchaser pursuant to the Purchase Agreement.

     Accordingly, it is necessary to increase the authorized number of shares of Common Stock to enable the Company to satisfy all of its obligations to issue shares of Common Stock after the completion of the transactions contemplated by the Purchase Agreement. The Board of Directors also believes that additional shares of Common Stock need to be authorized to provide the Company with flexibility in future capital financings, in financing potential acquisitions and in potential stock dividends. For this reason, on ________, 1998, the Board of Directors approved an amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common stock from 10,000,000 to 50,000,000.

     The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock the Company now has authorized. Other than as described above, the Company currently has no plans, arrangements or understanding regarding the issuance of any of the additional shares of Common Stock for which authorization is sought. Holders of Common Stock do not have preemptive rights to subscribe for additional securities (if any) which may be issued by the Company.

Designation of Series A Preferred Stock

     The proposed Restated Articles Amendments will create and determine the preferences, limitations and rights of a new series of Preferred Stock, designated the Series A Preferred Stock ("Series A Preferred"), as described below. The Restated Articles Amendments authorize the issuance of up to 1,777,778 shares of the Series A Preferred. The following is a summary of the preferences, limitations and rights of the Series A Preferred.

     Dividends. Each share of Series A Preferred is entitled to preferential, cumulative dividends equal to 7 1/2 percent per annum of $11.25 (the "Liquidation Value"), when, as and if declared for payment by the Company's Board of Directors and to the extent permitted under the Oregon law. Such dividends will accrue on March 31, June 30, September 30 and December 31 of each year beginning September 30, 1998, whether or not declared and whether or not there are profits, surplus or other fund of the Company legally available for the payment of dividends. If at any time the Company pays less than the total amount of dividends then accrued with respect to the Series A Preferred, such payment will be distributed ratably among the holders of the Series A Preferred. The Company shall not pay dividends (other than dividends payable in shares of Common Stock) upon the Common Stock unless and until it has paid dividends upon the Series A Preferred as set forth above. Whenever the Company declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable in shares of Common Stock, the Company shall also declare and pay to the holders of the Series A Preferred at the same time the dividends that would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A Preferred had all of the outstanding Series A Preferred been converted immediately prior to the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

     Liquidation. Upon any liquidation, dissolution or winding up of the Company, each holder of Series A Preferred is entitled to be paid, before any distribution or payment is made to any holders of

Common Stock, an amount of cash equal to the aggregate Liquidation Value of all shares of Series A Preferred held by such holder, plus all accrued or declared dividends unpaid thereon. If, upon any such liquidation, dissolution or winding up of the Company, the Company's assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the entire amount that they are entitled to be paid, then the entire assets to be distributed to the Company's shareholders will be distributed pro rata among such Series A Preferred holders based up on the aggregate Liquidation Value of all Series A Preferred held by each such holder, plus all accrued or declared dividends unpaid thereon. Pursuant to the Restated Articles Amendment, a sale of substantially all of the assets of the Company or a reorganization, merger, consolidation or other transaction that results in the transfer of 50 percent or more of the outstanding voting power of the Company will be treated as a liquidation, dissolution or winding up of the Company.

     Voting Rights. Each share of the Series A Preferred shall have one vote per share and shall vote with the Common Stock as one class on any matter submitted to the Company's shareholders for a vote.

     Conversion. Each share of Series A Preferred is convertible at any time by the holder of such Series A Preferred into .7499997 fully paid and nonassessable shares of Common Stock. The conversion ratio of .7499997 will be adjusted proportionately in the case of a stock split, stock dividend, recapitalization, reverse stock split or otherwise. If the closing price per share of Common Stock on the securities exchange on which the Common Stock is listed, or the last bid price quoted in the NASDAQ System as of 4:00 p.m. if the shares are not listed on any exchange, is at least $20.00 (as appropriately adjusted for any combination of subdivision of shares, stock dividend, stock split or recapitalization) for a period of 90 consecutive calendar days commencing after June 30, 1999, all of the outstanding Series A Preferred will be automatically converted into shares of Common Stock at the conversion ratio set forth above.

     Purchase Rights. If at any time the Company grants, issues or sells any stock or securities convertible into or exchangeable for any equity securities of the Company, or rights or options to subscribe for or purchase equity securities, or rights to purchase stock, warrants, securities or other property pro rata to the record holders of the Common Stock (the "Purchase Rights"), then each holder of Series A Preferred is entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock (or other security, if so changed) issuable upon conversion of such holder's Series A Preferred immediately before the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

     (b) The Issuance and Sale of the Series A Preferred and the Warrants Pursuant to the Purchase Agreement and Related Transactions

The Transaction

     Pursuant to the Purchase Agreement, the Company proposes to issue and sell to the Purchaser for an aggregate purchase price of $20,000,000 cash (i) 1,777,778 shares of the Series A Preferred, and (ii) warrants to purchase 500,000 shares of the Company's Common Stock at an exercise price of $15.00 a share (the "Warrants"), as more fully described below (the "Transaction"). The closing of the Transaction (the "Closing") is subject to certain terms and conditions described below. Upon the completion of the Transaction, the Purchaser will hold approximately 20 percent of the then outstanding voting power of the Company. Upon conversion and exercise of the Warrants, the Purchaser will hold approximately 21 percent of the outstanding shares of the Company's Common Stock on a fully-diluted basis. Upon the Closing, Mr. Daniel G. Cohen and Mr. Edward E. Cohen will become directors of the Company and Mr. Edward E. Cohen will be elected Chairman of the Board of Directors.

Background and Purpose of the Transaction

     The Company is currently redirecting its basic business strategy to focus on attractive opportunities that capitalize on the Company's core strengths. One of these core strengths, and the Company's strategic asset, is its customer base of over 35,000 retail locations, as well as the fully- developed sales and distribution system that has been developed by the Company to manage and support that customer base.

     The Company has recently identified the automated teller machine (ATM) business as one that is rapidly growing in response to consumer demand for convenient access to cash. In addition, the Company believes it is well-positioned to aggressively enter the ATM business through the utilization of Company's existing customer base and sales and distribution system. Accordingly, on March 29, 1998, the Company announced its intention to form a new ATM division.

     The purpose of the Transaction is to enable the Company to finance the formation and development of its new ATM division. The Company intends to use its current distribution system to deploy, service and support the Company's ATMs. The Company believes that its current customer base as well as sales opportunities in the growing ATM market will provide a significant source of successful locations from which to launch the new ATM division. In addition, the Company believes that its present business relationships in Canada, the United Kingdom, France and Belgium will provide significant opportunity to expand the ATM market in foreign countries. Because of the sales, support and distribution system already in place for it copier products, the Company believes that the ATM division will provide a new source of revenue without a major increase in service and distribution costs.

The Purchase Agreement

     On March 29, 1998, the Company and the Purchaser entered into the Purchase Agreement, which sets forth the terms and conditions of the Transaction. The following is a summary of the material provisions of the Purchase Agreement.

     Representations and Warranties. The Purchase Agreement contains representations and warranties of the Company that are customary in transactions of this nature, including representations and warranties regarding corporate organization, authority and qualification to do business; the number of authorized and outstanding shares of Common Stock; the existence and qualification of the Company's subsidiaries; authority to execute and deliver and the enforceability of the Purchase Agreement, and all other agreements related to the Transaction to which the Company is a party; the absence of any breach by the Company of a material agreement, instrument, law, statute, regulation, order or judgment; the accuracy of the Company's financial statements contained in the Purchase Agreement; the absence of undisclosed liabilities and material adverse changes since December 31, 1997; the Company's good and marketable title to the material assets used in its business; the timely and accurate filing of all tax returns by the Company; the enforceability and validity of all material contracts, agreements, and instruments; validity of the Company's intellectual property rights; the status of pending or threatened litigation; the Company's brokers' fee; the governmental consents that may be required to consummate the Transaction; compliance by the Company with all labor and employment laws and the Company's labor relations; the Company's employee benefit plans; the Company's compliance with laws and government regulations; the timely and accurate filing by the Company of all documents and reports as required by the Securities Exchange Act of 1934; and the absence of any untrue statement of material fact or omission of a material fact in the Purchase Agreement and all exhibits, schedules, attachments and other documents supplied to the Purchaser on behalf of the Company with respect to the Transaction.

     Representations and Warranties of the Purchaser. The Purchase Agreement also contains representations and warranties by the Purchaser regarding its authority to enter into the Purchase Agreement; the enforceability of Purchase Agreement against the Purchaser; the purchase of the Series A Preferred Shares and the Warrants for its own account and not with a view to a distribution; the completion of its "due diligence" investigation and receipt of all necessary information for it to decide whether to purchase the Series A Preferred and the Warrants; its adequate investment experience and capability to evaluate the merits and risks of investing the Series A Preferred and the Warrants; the absence of a brokerage commission; and the Company's understanding of the legal restrictions on the transferability of the Series A Preferred.

     Covenants. In the Purchase Agreement, the Company agrees (i) to hold a shareholder meeting by July 7, 1998, (ii) to obtain from certain shareholders an agreement to vote their shares in favor the Transaction, (iii) to execute a Stock Option Agreement (as described below), (iv) to increase the authorized capital stock to permit the issuance of all shares of Common Stock issuable pursuant to the exercise of the Warrants, all outstanding stock options and the conversion of the Series A Preferred, and (v) to expand the size of the Board of Directors from seven members to nine, elect Edward E.

Cohen and Daniel G. Cohen as directors, and elect Edward E. Cohen as Chairman of the Board of Directors.

     Indemnification. In the Purchase Agreement, the Company agrees to indemnify the Purchaser and each other holder of the Series A Preferred or the Warrants, and all of their partners, shareholders, officers, directors, employees and agents (collectively, the "Indemnitees"), from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable expenses in connection therewith, and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Purchase Agreement, the Warrants, the Investors' Rights Agreement (as defined below) or any other certificate, instrument or document contemplated thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Purchase Agreement, the Warrants, the Investor's Rights Agreement or any other certificate, instrument or document contemplated thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of this Purchase Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Indemnitees, other than a cause of action, suit or claim brought or made by a person affiliated with the Indemnitee or by or on behalf of the Company, except for any such Indemnified Liabilities arising on account of the particular Indemnitee's gross negligence or willful misconduct.

     Termination. The Purchase Agreement may be terminated by the Company if the shareholders of the Company have approved the Transaction and the Closing does not occur on or before July 10, 1998. In the Purchase Agreement, the Company agreed to pay the Purchaser $1,000,000 in the event that (a) the Transaction is not completed (except if such failure is due to a material breach of the Purchase Agreement) and (b) any of the following events occur prior to December 31, 1998: (i) the Company becomes a party to a transaction in which an investor acquires 20 percent or more of the Company's equity securities or (ii) the Company becomes a party to a merger (other than a merger with one of its subsidiaries), a transaction in which a majority of its Common Stock is transferred, or a transaction in which substantially all of its assets are sold.

     Closing Conditions. The obligation of the Purchaser to purchase and pay for the Series A Preferred and Warrants at the Closing is subject to the satisfaction of various conditions, including, (i) the accuracy of the representations and warranties of the Company in all material respects at the Closing, (ii) the performance by the Company in all material respects of all of its covenants under the Purchase Agreement, (iii) the adoption, execution and filing with the Secretary of State of the Restated Articles Amendment, (iv) the execution of the Investors' Rights Agreement between the Company and the Purchaser, (v) the receipt of all required consents and approvals of any governmental or regulatory agency, including expiration or termination of the waiting period for any filing required under the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Filing"), (vi) the approval of the Transaction by the shareholders of the Company, (vii) the delivery of a legal opinion to the Purchaser regarding certain matters, and (viii) the execution and delivery of certain closing documents and certificates customary in a transaction of this nature.

     The obligation of the Company to issue and sell the Preferred Stock and Warrants at the Closing is subject to the satisfaction of the various conditions, including (i) the accuracy of the representations and warranties of the Purchaser in all material respects at the Closing, (ii) the performance by the Purchaser in all material respects of its covenants under the Purchase Agreement (iii) the receipt of all approvals required from any governmental or regulatory agency, including the expiration or termination of the waiting period for the HSR Filing, and (iii) the approval of the Transaction by the Company's shareholders.

Stock Option Agreement

     In consideration for the execution and delivery of the Purchase Agreement, the Company granted to the Purchaser an option to purchase, on one occasion only, up to an aggregate of 698,414 shares of the Company's Common Stock at a price of $11.25 a share (the "Option"). The Purchaser may exercise the Option in whole or in part upon the occurrence of one of the following events on or prior to September 29, 1998: (i) the Company becomes a party to a merger in which it is not the surviving party; (ii) the Company becomes a party to a transaction in which it sells substantially all of its assets; or (iii) the Company becomes a party to a transaction in which a majority of its Common Stock is transferred to another party. However, the Option may not be exercised at any time when the Purchaser is in material breach of its agreements in the Purchase Agreement. The Option terminates upon either (i) the Closing or (ii) the passage of ten days following the occurrence of one of the aforementioned events.

Investors' Rights Agreement.

     At the Closing, the Company will enter into the Investors' Rights Agreement (the "Investors' Rights Agreement") with the Purchaser. The Investors' Rights Agreement will give the holders of 50 percent or more of the Common Stock issued or issuable upon the conversion of the Series A Preferred and the exercise of the Warrants (the "Registrable Securities") the right to require the Company, up to three times and at the Company's expense (except for underwriter's discounts and commissions), to register the offering and sale of the Registrable Securities under the Securities Act of 1933, as amended (the "Act"). The holders of Registrable Securities will also have unlimited rights to have Registrable Securities registered under the Act for resale on a Form S-3, to the extent the Company would then be eligible to use that form for such an offering. Additionally, if the Company proposes to register an offering of its stock or other securities solely for cash under the Act and other than pursuant to an employee benefit plan, holders of Registrable Securities may include their Registrable Securities in such offering subject to the terms and conditions set forth in the Investors' Rights Agreement. The Investors' Rights Agreement also requires the Company to indemnify the holders of Registrable Securities against certain liabilities that may be incurred in connection with an offering pursuant to the Investors' Rights Agreement pursuant to any federal or state securities law. Pursuant to the Investors' Rights Agreement, the Company will also be required to provide the holders of the Series A Preferred with periodic financial and other information about the Company.

     Also, the Investors' Rights Agreement provides that if the Company proposes to offer for sale additional shares of Common Stock or any other class of stock (other than shares issued in connection with a compensation plan for employees, directors or consultants, or in connection with an acquisition of all or a portion of another entity), the Company is obligated to first offer such shares to the Purchaser at the same price and on the same terms as those set forth in the offer.

     The Purchaser's rights under the Investors' Rights Agreement may be assigned only to an affiliate or to a transferee of at least 250,000 shares of Registrable Securities, and the right of first offer shall expire whenever the Purchaser or its assignee no longer holds at least 250,000 shares of the Series A Preferred.

The Warrants

     Pursuant to the Purchase Agreement, the Company will grant to the Purchaser the Warrants which give the holder the right to purchase 500,000 shares of Common Stock at $15.00 a share. The Warrants may be exercised in whole or in increments of at least 75,000 shares and expire as to 200,000 shares three years after the date of grant and as to 300,000 shares seven years after the date of grant. The Warrants may be exercised by the payment of cash, by payment in shares of Common Stock, or on a cashless basis whereby the Company will issue the number of shares of Common Stock equal in value to the difference between the fair market value of the Warrant shares and the exercise price. The number and exercise price per share of the Warrants are subject to adjustment from time to time upon the occurrence of a recapitalization, a merger, reorganization or similar transaction, or upon the receipt of a dividend or other distribution with respect to the Common Stock of the Company. The Warrants may only be assigned in whole to a party that is an "accredited investor" within the meaning of the rules of the Securities and Exchange Commission.

Opinion of Financial Advisor

     The Company retained Pacific Crest Securities, Inc. ("Pacific Crest") to act as exclusive financial advisor to the Company in connection with the proposed transaction with the Purchaser. In connection with this engagement, the Company requested Pacific Crest to render an opinion as to the fairness, from a financial point of view, of the $20,000,000 Series A Preferred Stock investment by the Purchaser in the Company.

     At a meeting of the Company's Board of Directors on March 17, 1998, Pacific Crest delivered its oral opinion that, as of such date and based upon the matters described therein, the consideration to be paid by the Purchaser to the Company pursuant to the Purchase Agreement is fair to the Company from a financial point of view. Pacific Crest's oral opinion was subsequently confirmed by a written opinion as of the same date; no material differences exist between Pacific Crest's oral and written opinions. Pacific Crest was not requested to and will not deliver an updated opinion as of any date subsequent to March 17, 1998. Pacific Crest's opinion is directed only to the financial terms of the

Transaction and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the Special Meeting.

     Pacific Crest is not expressing any opinion as to the price at which the Common Stock will trade subsequent to the Transaction. The complete text of the March 17, 1998 opinion (the "Pacific Crest Opinion"), which sets forth the assumptions made, matters considered and limitations on the review undertaken by Pacific Crest, is attached to this proxy statement as Appendix II, and the summary of the Pacific Crest Opinion set forth in this proxy statement is qualified in its entirety by reference to the Pacific Crest Opinion. The Company's shareholders are urged to read the Pacific Crest Opinion carefully and in its entirety for a description of the procedures followed, the factors considered and the assumptions made by Pacific Crest.

     Pacific Crest received a fee of $75,000 for the delivery of the Pacific Crest Opinion and advisory services. The Company has also reimbursed Pacific Crest for certain of its reasonable out-of-pocket expenses and indemnified it against certain liabilities relating to or arising out of services performed by Pacific Crest as financial advisor to the Company.

     Pacific Crest is an investment banking firm frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Pacific Crest was retained by the Company's Board of Directors to act as the Company's financial advisor in connection with the Transaction based on Pacific Crest's experience as a financial advisor in mergers and acquisitions, as well as Pacific Crest's familiarity with companies in the financial services and retail industries. In the normal course of its business, Pacific Crest may actively trade the equity securities of the Company for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in such securities.

Reasons for Submitting Certain Matters to a Shareholder Vote

     The creation and determination of the preferences, limitations and rights of the Series A Preferred, the completion of the Transaction and the election of directors to fill the vacancies created by the resignation of four of the current directors of the Company and the increase in the size of the Company's Board from seven to nine effective upon the Closing as contemplated by Proposal 2 (described below), do not require the approval of the Company's shareholders under Oregon law. The Company is seeking shareholder approval of these matters to comply with the rules of the Nasdaq Stock Market, on which the Company's Common Stock is listed for trading under the symbol "TRMM." The Bylaws of the Nasdaq Stock Market require shareholder approval of an issuance of securities by a listed company that will result in a change of control of the issuer. The Company has been informally advised by the staff of the Nasdaq Stock Market that the Transaction, including the change in the Board of Directors contemplated by the Transaction, will constitute a "change of control" within the meaning of the Bylaws of the Nasdaq Stock Market. The change of the corporate name of the Company to "TRM Corporation" and the increase in the authorized Common Stock of the Company require the approval of the Company's shareholders under Oregon law, but are not conditions for the completion of the

Transaction pursuant to the Purchase Agreement. Accordingly, if the shareholders of the Company do not approve Proposal 1 or elect the nominees to the Company's Board of Directors as set forth in Proposal 2, the Board of Directors of the Company will consider all of its available options at that time.

Recommendation

     The Board recommends that Proposal 1, providing for the approval of the Restated Articles Amendment and the Transaction, be approved. If a quorum is present at the Special Meeting, Proposal 1 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the results of the vote. The proxies will be voted for or against the proposal, or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of Proposal 1, providing for the approval of the Restated Articles Amendments and the Transaction.

PROPOSAL 2:    ELECTION OF DIRECTORS

     Pursuant to the Restated Articles of Incorporation, the Board of Directors of the Company is divided into three classes serving three-year terms. One class is elected each year for a three-year term. The term of office of Class 1 directors expires at the 1998 Annual Meeting; the term of office of Class 2 directors expires at the 1999 Annual Meeting; and the term of office of Class 3 directors expires at the 2000 Annual Meeting (and in all cases, the terms of the directors will continue until their respective successors have been duly elected). The Company's Bylaws provide for the Board of Directors to consist of not more than nine but not less than three members.

     On March 29, 1998, Mr. Ralph R. Shaw resigned as a director of the Company. Pursuant to the Purchase Agreement, effective upon the Closing the Board of Directors of the Company will be increased from seven to nine directors and Messrs. Edwin S. Chan, Sherman M. Coe and Donald L. Van Maren will resign as directors. Accordingly, the Board of Directors has nominated the following individuals to become directors effective upon the Closing to fill the six vacancies that will exist on the Board at that time:

        Name                  Age               Class of Directorship
        ----                  ---               ---------------------

Daniel G. Cohen               ___                   Class ___

Edward E. Cohen               ___                   Class ___

[Others]

     Daniel G. Cohen has been an Executive Vice President and Director of Resource America, Inc. since July, 1997. Prior thereto, since 1995, Mr. Cohen had been a Senior Vice President of the Company. Mr. Cohen is also Chairman, Chief Executive Officer and a director of FMF, the residential mortgage loan origination subsidiary of the Company. Prior to joining the Company in November 1995, Mr. Cohen was principally engaged in graduate studies. Mr. Cohen is the son of Edward E. Cohen.

     Edward E. Cohen has been Chairman of the Board of Directors of Resource America, Inc. since 1990, its Chief Executive Officer and a director since 1988 and its President since 1995. He is Chairman of the Board of Directors and a director of BCMI, a real estate construction and management company. Since 1981, Mr. Cohen has been Chairman of the Executive Committee and a director of JeffBanks, Inc. (a bank holding company with total assets of approximately $1.2 billion). From 1991 to 1996, Mr. Cohen was affiliated with Ledgewood Law Firm, P.C., most recently in an of counsel capacity. From 1969 through 1989, Mr. Cohen was Chairman of the Board or Chairman of the Executive Committee of State National Bank of Maryland (now First Union Bank of Maryland) and/or its holding company. Mr. Cohen is the father of Daniel G. Cohen.

     [Others]

     It is the intention of the persons named in the accompanying form of proxy to vote for the two nominees for a Class 1 directorship, to vote for the three nominees for a Class 2 directorship and to vote for the one nominee for a Class 3 directorship unless other instructions are given. Proxies cannot be voted for more than two nominees for a Class 1 directorship, three nominees for a Class 2 directorship or one nominee for a Class 3 directorship. Directors are elected by the vote of a plurality of the shares cast in person or by proxy at the meeting. Accordingly, the two nominees for a Class 1 directorship receiving the most votes at the Special Meeting will be elected to a Class 1 directorship, the three nominees for a Class 2 directorship receiving the most votes at the Special Meeting will be elected to a Class 2 directorship and the one nominee for a Class 3 directorship receiving the most votes at the Special Meeting will be elected to a Class 3 directorship. Abstentions and broker non-votes will have no effect on the results of the vote. If any nominee is unable to stand for election for any reason, proxies will be voted for the election of a substitute proposed by the Board of Directors.

     The Board of Directors has approved the nominees for election and recommends approval by the shareholders.

                          BACKGROUND INFORMATION ABOUT
                   CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

     Frederick O. Paulsell, 58, has served as a director since 1984 and was elected Chairman of the Board in 1985. Mr. Paulsell is a Class 3 director whose term expires at the 2000 Annual Meeting. Since January 1995, Mr. Paulsell has been a partner at Olympic Capital Partners, P.L.L.C., a Seattle-based investment banking firm. From 1992 to 1994, he served as President of Paulsell & Reed, a Seattle investment firm. From 1987 to 1991, Mr. Paulsell served as President of Foster, Paulsell & Baker, Inc., also a Seattle investment firm. Mr. Paulsell serves on the Board of Directors of Costco Companies, Inc. and several privately-held companies. He was Chairman of the Board of Ballard Computer, Inc., a Seattle-based computer hardware and software retailer that filed for bankruptcy in March 1995. Ballard is not affiliated in any way with the Company.

     Frederic P. Stockton, 45, was appointed President, Chief Executive Officer and a director in August 1997. Mr. Stockton is a Class 3 director whose term expires at the 2000 Annual Meeting. Prior to joining TRM and since 1985, Mr. Stockton was employed by The Estey Corporation, a privately-held company with six business groups including vending, equipment distribution, food distribution, mobile catering, recreational properties and food service. Most recently and since 1994, he served as President and Chief Executive Officer. From 1985 to 1994, Mr. Stockton served as President of The Estey Corporation's Equipment Distribution Group. From 1978 to 1985, he was employed by Omark Industries (now the Oregon Cutting Systems Division of Blount, Inc.) in positions of increasing responsibility. Mr. Stockton holds a B.A. degree from the University of Washington.

     Michael D. Simon, 53, was elected President and Chief Executive Officer in February 1995 and served until his retirement as an executive officer in August 1997. From July 1994 until becoming President, he served the Company as a consultant. Mr. Simon is a Class 1 director whose term expires at the 1998 Annual Meeting. Prior to joining TRM and beginning in 1986, Mr. Simon was employed by Sequent Computer Systems, Inc., a high-performance computer company. His responsibilities over time at Sequent included executive responsibilities in marketing, sales, service, legal, corporate development and strategic planning. Most recently, he was a Senior Vice President at Sequent. Mr. Simon holds a B.S. degree from Pratt Institute and a Masters degree from Columbia University, both in electrical engineering.

     Paul M. Brown, 44, was named Chief Financial Officer and Vice President of Finance of the Company in September 1997. Prior to joining the Company and since 1993, Mr. Brown was Senior Vice President and Chief Financial Officer for SMC Corporation, a manufacturer of motorized recreational vehicles. Before joining SMC Corporation, Mr. Brown served as Chief Financial Officer for several privately-held manufacturing companies and also worked as a consultant with Arthur Andersen & Co. Mr. Brown attended Harvard University and holds a B.S. degree from Portland State University.

     James W. Perris, 40, was elected Chief Operating Officer and Vice President of Operations of the Company in April 1995. Prior to joining TRM and since 1991, Mr. Perris was General Manager of Calbag Metals Co., a privately-held manufacturer and broker of nonferrous metals. From 1984 through 1991, he was employed at First Interstate Bank of Oregon in positions of growing responsibility. Mr. Perris holds a B.A. degree from Stanford University and an M.B.A. from the University of Oregon.

     Danial J. Tierney, 41, was named Vice President of Corporate Sales of the Company in July 1996. Prior to that and since January 1995, Mr. Tierney served the Company as Vice President of Sales and Marketing. For 16 years prior to joining TRM, Mr. Tierney was employed by Spectra Physics Scanning Systems, Inc. and its affiliates in various locations and in positions of increasing responsibility, most recently in Eugene, Oregon, as Director of Marketing. He holds a B.S. degree from the University of California, Berkeley, and an M.B.A. from the University of Santa Clara.

                              CORPORATE GOVERNANCE

Board Meetings and Committees

     The Board of Directors has an Executive Committee, a Nominating Committee, an Audit Committee and a Compensation Committee. Messrs. Paulsell, Simon and Stockton currently serve on the Executive Committee. Mr. Shaw served on the Executive Committee until his resignation as a director of the Company in March of 1998. The function of the Executive Committee is to act on an interim basis for the full Board. At the closing of the Transaction, the Executive Committee will consist of Messrs. Edward E. Cohen, Daniel G. Cohen, and Frederic P. Stockton. Messrs. Chan, as chairman, Paulsell and Simon currently serve on the Nominating Committee. The Nominating Committee was established during fiscal 1996 to assist, as needed, with finding qualified candidates to serve on the Company's Board of Directors. The Nominating Committee will consider nominations submitted by shareholders. Nominations should be submitted to the Corporate Secretary. Messrs. Coe, as chairman, and Van Maren currently serve on the Audit Committee. The Audit Committee has the responsibility of recommending the Company's independent auditors, reviewing the scope and results of audits, and overseeing such other matters relating to the integrity of the Company's finances and financial statements, as the Committee may consider appropriate. Mr. Paulsell currently serves on the Compensation Committee, and until his registation as a director of the Company, Mr. Shaw served as chairman of the committee. The functions of the Compensation Committee are to approve the executive officers' compensation and to administer the Company's 1996 Stock Option Plan, when the full Board is not administering such Plan, and its Employee Stock Purchase Plan.

     The Board of Directors held six meetings during fiscal 1997. The Executive Committee met four times during fiscal 1997. The Nominating Committee did not meet. The Audit Committee met twice and the Compensation Committee met four times. During fiscal 1997, each incumbent director attended at least 75 percent of all meetings of the Board and Committees on which the director served.

Compensation of Directors

     Directors who are not employees of the Company are paid fees of $2,000 per year plus $500 for each Board or Committee meeting attended. Members of the Executive Committee who are not employees receive an additional annual fee of $2,000. If Board and Committee meetings are held on the same day, only one attendance fee is paid. Pursuant to the Company's 1996 Stock Option Plan, each nonemployee director is automatically granted a nonstatutory stock option for 5,000 shares of the Company's Common Stock on the date of each annual shareholders' meeting held during the time he or she serves as a nonemployee director. Each nonemployee director who is serving on the Executive Committee of the Board automatically is granted an additional nonstatutory stock option for 2,500 shares on the date of each annual shareholder meeting held during the time the director serves as a member of the Executive Committee. The exercise price for all options granted to nonemployee directors under the Plan is the fair market value of the Company's Common Stock on the date of grant. Each such option has a 10-year term and becomes fully exercisable on the first anniversary of the option grant, provided the director is then serving on the Board and, if applicable, on the Executive Committee. Effective March 29, 1998, each such option was amended to provide that upon the resignation of a director after three or more years of service as a director of the Company the exercise period for the option will be extended to the date that is ten years after the date of resignation.

     During fiscal 1997, nonemployee directors received the fees and automatic stock option grants described in the preceding paragraph. For serving as Chairman of the Board and as a member of the Executive Committee, Mr. Paulsell also received $3,000 a month during fiscal 1997, except for the months of November and December during which no fees were received. Also, during the year, Olympic Capital Partners, P.L.L.C., with whom Mr. Paulsell is a partner, provided investment banking services to the Company. Mr. Shaw also received $2,500 a month for serving as a member of the Executive Committee, except for the months of December and January during which no fees were received.

PROPOSAL 3:    AMENDMENT TO THE COMPANY'S 1996 STOCK INCENTIVE PLAN TO INCREASE
               THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK THAT MAY BE
               ISSUED PURSUANT TO THE PLAN FROM 700,000 TO 1,200,000

     The purpose of the Company's 1996 Stock Incentive Plan (the "1996 Plan") is to enable the Company to attract and retain the services of selected employees, officers and directors of the Company and selected nonemployee agents, consultants, advisors and independent contractors of the Company. The 1996 Plan provides for the award of incentive stock options to key employees and the award of non-statutory stock options, stock appreciation rights, bonus rights and other incentive grants to employees, officers, directors, independent contractors and consultants. Currently, 700,000 shares of the Company's Common Stock are authorized to be issued pursuant to the 1996 Plan. As of April ___, 1998, options to purchase ________ shares had been granted to officers and employees of the Company, directors [, and one independent consultant] pursuant to the 1996 Plan.

     The Board of Directors believes additional shares must be reserved for use under the 1996 Plan to enable the Company to attract and retain key employees and to provide appropriate incentives to key employees and others to exert their best efforts on behalf of the Company. Stock options are currently the principal long-term compensation element of the Company's officer and key-employee compensation. Accordingly, on April ___, 1998, the Board of Directors approved an amendment to the 1996 Plan, subject to shareholder approval, to reserve an additional 500,000 shares for the Plan, thereby increasing the total number of shares of the Company's Common Stock reserved for issuance under the Plan from 700,000 to 1,200,000.

Recommendation

     The Board of Directors recommends that Proposal 3, increasing the number of shares that may be issued under the 1996 Plan, be approved. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote on the matter at the Special Meeting is required to approve this Proposal 3. Accordingly, abstentions have the same effect as "no" votes in determining whether the amendment is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote on Proposal 3. The proxies will be voted for or against the proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the amendment to the 1996 Plan.

Description of the 1996 Stock Incentive Plan

     In 1986, the Company adopted the 1986 Stock Incentive Plan (the "1986 Plan"). The 1986 Plan had a 10 year term, which expired on September 9, 1996.

     Under the 1986 Plan, the Company initially reserved 1,000,000 shares of Common Stock for issuance. The 1986 Plan was amended and restated in 1993 to, among other changes, add an additional 300,000 shares. The Board of Directors of the Company believes that the availability of stock options is an important factor in the Company's ability to attract and retain qualified key employees and to provide an incentive for them to exert their best efforts on behalf of the Company. As of August 1, 1996, 216,950 shares of stock had been issued under the 1986 Plan upon exercise of stock options, 1,083,050 shares were subject to outstanding options and no shares were available for future grants. In August 1996 the Board of Directors adopted the 1996 Stock Option Plan (the "1996 Plan"), subject to shareholder approval, and reserved 700,000 shares for issuance upon exercise of options granted under the 1996 Plan.

     Certain provisions of the 1996 Plan are summarized below. The complete text of the 1996 Plan, as proposed to be amended, is attached to this proxy statement as Appendix IV.

     Eligibility. All employees, consultants, independent contractors, officers and directors of the Company and its subsidiaries are eligible to participate in the 1996 Plan.

     Administration. The 1996 Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"), which will designate from time to time the individuals to whom options are granted under the 1996 Plan, the number of shares subject to options and all other terms and conditions of the grants. Subject to the provisions of the 1996 Plan, the Committee may adopt and amend rules and regulations relating to the administration of the 1996 Plan. Only the Board of Directors may amend, modify or terminate the 1996 Plan.

     Shares Available. The 1996 Plan permits the grants of incentive stock options and nonstatutory stock options. If an option granted under the 1996 Plan expires, terminates or is canceled, the shares again become available for issuance under the Plan. 700,000 shares of Common Stock are available for grant under the 1996 Plan. In addition, shares available for grant under the 1986 Plan or subject to outstanding options under the 1986 Plan on the effective date of the 1996 Plan and are not issued under the 1986 Plan due to termination or cancellation of such options shall be available for grant under the 1996 Plan.

     Term of Plan. The 1996 Plan will continue until all shares available for issuance under the plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the 1996 Plan at any time.

     Stock Options. The Committee will determine the person to whom options are granted, the option price, the number of shares subject to each option, the period of each option and the times at which options may be exercised and whether the option is an Incentive Stock Option ("ISO"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or an option other than an ISO (a "Nonstatutory Stock Option" or "NSO"). If the option is an ISO, the option price cannot be less than the fair market value of the Common Stock on the date preceding the date of grant. If an optionee of an ISO at the time of grant owns stock possessing more than 10% of the combined voting power of the Company, the option price may not be less than 110% of the fair market value of the Common Stock on the date preceding the date of grant. If the option is an NSO, the option price cannot be less than 100% of the fair market value of the Common Stock on the date preceding the date of grant. The fair market value of such shares shall be deemed to be the closing price of the Common Stock as reported in The Wall Street Journal on the valuation date, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other reported value of the Common Stock, or average closing prices for a period of up to 10 trading dates including or preceding the valuation date, as shall be specified by the Committee. No ISO may be granted on or after the tenth anniversary of the date that the Plan was adopted by the Board of Directors. No employee may be granted options for more than an aggregate of 300,000 shares of Common Stock in any calendar year. The aggregate fair market value, on the date of the grant, of the stock for which ISOs are exercisable for the first time by an employee during any calendar year may not exceed $100,000. The Committee may not reprice outstanding options. No monetary consideration is paid to the Company upon the granting of options. On April 30, 1998, the closing price of the Common Stock of the Company on the Nasdaq National Market System was $14.50 per share.

     Options granted under the 1996 Plan generally continue in effect for the period fixed by the Committee, except that ISOs are not exercisable after the expiration of 10 years from the date of grant or five years in the case of 10% shareholders. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant and, except as otherwise determined by the Committee with respect to a NSO granted to a person who is neither an officer nor a director of the Company, are nontransferable except on death of a holder or pursuant to a qualified domestic relations order. Options may be exercised only while an optionee is employed by or in the service of the Company or a subsidiary or within 12 months following termination of employment by reason of death of physical disability or three months following termination for any other reason. The 1996 Plan provides that the Committee may extend the exercise period for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number underlying the option. The purchase price for each share purchased pursuant to exercise of options must be paid in cash, or, with the consent of the Committee, in whole or in part, in shares of Common Stock valued at fair market value. Upon the exercise of an option, the number of shares subject to the option and the number of shares available under the 1996 Plan for future option grants are reduced by the number of shares with respect to which the option is exercised, less any shares surrendered in payment or withheld to satisfy withholding obligations.

     Stock Option Grants to Nonemployee Directors. Each Nonemployee Director automatically receives annual grants of options to purchase 5,000 shares of Common Stock at the close of each annual meeting of shareholders and each Nonemployee Director who is a member of the Executive Committee receives an additional option to purchase 2,500 shares. Options granted to Nonemployee Directors have an exercise price equal to 100% of fair market value on the date of grant and generally are governed by the terms discussed above, except that the options become exercisable one year from the date of grant and expire 10 years after the date of grant. "Nonemployee Director" is a director who is not an employee of the Company or any subsidiary. Nonemployee Directors are eligible to receive other grants under the 1996 Plan.

     Foreign Qualified Option Grants. Options under the 1996 Plan may be granted to eligible persons residing in foreign jurisdictions. The Committee may adopt such supplements to the 1996 Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws except that no grant shall be granted under any such supplement with terms which are more beneficial to the participants than the terms permitted by the 1996 Plan.

     Changes in Capital Structure. The 1996 Plan provides that if the outstanding Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any recapitalization, stock split or certain other transactions, appropriate adjustment will be made by the Committee in the number and kind of shares available for grants under the Plan. In addition, the Committee will make appropriate adjustments to outstanding options. In the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, in lieu of the foregoing treatment for options, the Committee may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options in whole or in part without any limitation on exercisability and upon the expiration of such 30-day period all unexercised options shall immediately terminate.

     Amendments. The Board of Directors may at any time amend the 1996 Plan, without shareholder approval, in such respects as it shall deem advisable because of changes in the law while the 1996 Plan is in effect or for any other reason. Current Nasdaq rules and IRS rules would require shareholder approval of certain amendments to the 1996 Plan.

     Tax Consequences. Certain options authorized to be granted under the 1996 Plan are intended to qualify as ISOs for federal income tax purposes. Under federal income tax law currently in effect, the optionee will recognize no income upon grant or upon a proper exercise of the ISO. If an employee exercises an ISO and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, then any gain realized upon subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an employee disposes of shares acquired upon exercise of an ISO before the expiration of either the one-year holding period or the two-year waiting period, any amount realized will be taxable as ordinary compensation income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. The Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or exercise of an ISO. Upon any disqualifying disposition by an employee, the Company will generally be entitled to a deduction to the extent the employee realized ordinary income.

     Certain options authorized to be granted under the 1996 Plan will be treated as NSOs for federal income tax purposes. Under federal income tax law presently in effect, no income is realized by the grantee of an NSO pursuant to the 1996 Plan until the option is exercised. At the time of exercise of an NSO, the optionee will realize ordinary compensation income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company's deduction is conditioned upon withholding on the income amount. Upon the sale of shares acquired upon exercise of an NSO, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will be taxable.

     Section 162(m) of the Code, as adopted in 1993, limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year after 1993. Under the regulations, compensation received through the exercise of an option will not be subject to the $1,000,000 limit if the option and the plan pursuant to which it is granted meet certain requirements of the exception for performance-based compensation. One such requirement is that shareholders approve per-employee limits on the number of shares as to which options may be granted each year. Other requirements of the exception for performance-based compensation are that the option be granted by a committee of at least two outside directors and that the exercise price of the option or the stock appreciation right be not less than fair market value of the Common Stock on the date of grant. The Committee is composed of two outside directors and, 22 thus, meets the requirements of the proposed regulations. The Company believes that the options will be in compliance with the above requirements.

                             EXECUTIVE COMPENSATION


Summary Compensation Table

The following table sets forth compensation paid by the Company with respect to the last three fiscal years to the Chief Executive Officer and to certain other executive officers of the Company.

                                                                               Long-Term
                                                                              Compensation
                                                      Annual                  ------------
                                                   Compensation                Securities
           Name and                         -------------------------          Underlying          Other
      Principal Position        Year        Salary          Bonus              Options (#)    Compensation (1)
      ------------------        ----        ---------       ---------          -----------    ----------------
Michael D. Simon                1997        $ 290,000              --              59,000          $5,184
   Former President             1996        $ 300,000       $ 138,258             116,000          $3,640
   and Chief Executive          1995        $ 267,500(3)           --             300,000              --
   Officer (2)

James W. Perris                 1997        $ 118,983       $  35,000              20,000          $4,576
   Chief Operating              1996        $ 110,000       $  22,500                  --          $1,456
   Officer and Vice             1995        $  18,333       $   5,000              75,000              --
   President of
   Operations

Robert A. Bruce                 1997        $ 108,167       $  29,250              10,000          $4,180
   Former Chief                 1996        $ 100,000       $  23,750              25,000          $3,640
   Financial Officer and        1995        $  88,500       $  14,063              50,000          $3,754
   Vice President of
   Finance (4)

Danial J. Tierney               1997        $ 108,167       $  30,000                  --          $4,064
   Vice President of            1996        $ 110,000       $  12,000                  --          $2,438
   Corporate Sales              1995        $  55,000       $   7,500              75,000              --


(1)  Reflects contributions by the Company to the Company's Profit Sharing
     Retirement Plan.

(2)  Mr. Simon retired as an officer effective August 25, 1997.

                                       25

(3) Includes consulting fees paid from July 1994 until January 31, 1995 and salary after Mr. Simon was elected President and Chief Executive Officer on February 1, 1995.

(4)  Mr. Bruce resigned from the Company effective August 22, 1997.

Stock Option Grants in Last Fiscal Year

The following table provides information regarding stock options granted to certain executive officers in 1997.

                                 Individual Grants
------------------------------------------------------------------------------
                                           Percent                             Potential Realizable Value
                                          of Total                                at Assumed Annual Rates
                            Numbers        Options                                         of Stock Price
                          of Shares     Granted to                                Appreciation for Option
                         Underlying      Employees      Exercise                                 Term (2)
                            Options      in Fiscal     Price per    Expiration    -----------------------
     Name                Granted (1)          Year         Share          Date            5%          10%
     ----                ----------     ----------    ----------    ----------    ----------    ---------
Michael D. Simon         59,000 (3)          40.3%       $10.375      10/22/06      $384,962     $975,570
Robert A. Bruce          10,000 (4)           6.8%       $10.375      10/22/06      $ 65,248     $165,351
James W. Perris          20,000 (4)          13.7%       $ 9.875      12/17/06      $124,207     $314,764

(1) Under terms of the option agreements, the options are subject to accelerated vesting in the event of a future change in control of the Company.

(2) In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

(3) The option vests 40% after the first year, 30% after the second year, 20% after the third year and 5% after the fourth and fifth years and the option vests in full on termination without cause, death, disability, or a significant change in job responsibilities.

(4)  The option vests 20% a year over five years from the date of grant.


Option Exercises and Holdings

The following table indicates (i) stock options exercised by the executive officers during the last fiscal year, (ii) the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of June 30, 1997 and (iii) the fiscal year-end value of "in-the-money" unexercised options.

                                                         Number of Unexercised                   Value of Unexercised
                         Shares                             Options at Fiscal                    In-The-Money Options
                       Acquired                                Year End (#)                     at Fiscal Year End (2)
                    on Exercise          Value       -------------------------------       -------------------------------
      Name                  (#)       Realized       Exercisable       Unexercisable       Exercisable       Unexercisable
      ----          -----------       --------       -----------       -------------       -----------       -------------
Michael D. Simon         40,000       $236,650          312,504           122,496           $1,724,689          $   30,624

James W. Perris            --              --            30,000            65,000           $  127,500          $  206,250

Robert A. Bruce            --              --            40,000            45,000           $  206,250          $   71,250

Danial J. Tierney          --              --            22,000            45,000           $  143,000          $  292,500

(1) Aggregate market value of the shares covered by the option, less the aggregate price paid by the executive.

(2)  Based on the fair market value of the Company's stock as of June 30, 1997.
     Values are stated on a pretax basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to the terms of the Purchase Agreement, as described above, the Purchaser will pay $20 million cash to the Company in exchange for 1,777,778 shares of the Series A Preferred and Warrants to purchase 500,000 shares of Common Stock. One of the nominees for director, Daniel G. Cohen, is the majority shareholder and an officer and director of the general partner of the Purchaser.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Committee

     All of the actions regarding compensation of executive officers of the Company in fiscal 1997 were taken by the Compensation Committee of the Board of Directors (the "Committee"), which is composed of two outside directors. Pursuant to authority delegated by the Board, the Committee makes determinations concerning compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company and is responsible for developing and making recommendations to the Board of Directors with respect to the Company's executive compensation policies. During fiscal 1997, the Committee also administered the Company's 1996 Stock Option Plan and the Company's Restated 1986 Stock Incentive Plan.

Chief Executive Officer Compensation

     In January 1995, Michael D. Simon and the Company entered into an employment letter agreement whereby Mr. Simon was appointed President and Chief Executive Officer of the Company for the period from February 1, 1995 to September 30, 1996. In May 1996, Mr. Simon's employment letter agreement was revised to extend Mr. Simon's employment. The revised agreement provided that Mr. Simon's base compensation would continue at $300,000 per year and any cash bonuses for periods beginning after February 1, 1997 would be at the discretion of the Board of Directors. The terms of the revised employment agreement reflected negotiations between the Company and Mr. Simon and the Committee's evaluation of Mr. Simon's performance as Chief Executive Officer, including his efforts to enhance long-term shareholder value and his contributions to improving profits and revenues and the long-term growth prospects for the Company. The number of option shares granted to Mr. Simon during fiscal 1997 was based on negotiations between the Company and Mr. Simon and the directors' subjective determination of the number of shares needed to adequately compensate Mr. Simon and to provide a significant incentive for him to exert his best efforts on the Company's behalf and to continue with the Company on a longer-term basis.

Executive Officer Compensation

     The Company's executive compensation program consists of base salary, annual cash incentive compensation in the form of discretionary bonuses and discretionary long-term incentive compensation in the form of stock options. This program is designed to reflect pay for performance that is tied to the Company's, as well as individual performance.

     The fiscal 1997 salaries established for executive officers other than the Chief Executive Officer were determined by the Committee after considering the Company's size and complexities relative to other public companies. In determining salaries, the Committee took into account job responsibilities, individual experience and individual performance.

     Discretionary bonuses were paid to each executive officer other than the Chief Executive Officer for fiscal 1997 based on Company and individual performance.

     The Company has a stock option plan in which key employees of the Company, including executive officers, are eligible to participate. The Board of Directors believes that the availability of stock incentives is an important factor in the Company's ability to attract and retain key employees, to provide an incentive for them to exert their best efforts on behalf of the Company and to further align their interests with shareholders. Stock option grants to certain executive officers during fiscal 1997 are reflected in the Summary Compensation Table and the stock option tables.

     Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year after 1993. It is anticipated that the levels of salary and bonus to be paid by the Company will not exceed that limit.



                               Compensation Committee Report Submitted By:
                                 Ralph R. Shaw, Chairman
                                 Frederick O. Paulsell

Stock Performance Graph

     The following graph provides a comparison of the cumulative total shareholder return for the period June 30, 1992 through June 30, 1997 for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market (US) and (iii) the Nasdaq Retail Trade Index, in each case assuming the investment of $100 on June 30, 1992 and the reinvestment of any dividends.

[Line chart depicting performance:

                6/30/92  12/31/92  6/30/93  12/31/93  6/30/94  12/31/94  6/30/95  12/31/95  6/30/96  12/31/96  6/30/97
                -------  --------  -------  --------  -------  --------  -------  --------  -------  --------  -------
 TRM            100.000    98.113   90.566    84.906   43.396    39.623   49.057    79.245   83.962    73.585   80.189
 Nasdaq (US)    100.000   121.120  125.761   139.038  126.968   135.912  169.477   192.207  217.593   236.402  264.614
 Nasdaq Retail  100.000   113.710  106.259   119.988  105.780   109.317  119.113   120.428  144.768   143.574  154.383


                        SELECTED QUARTERLY FINANCIAL DATA

     The following table presents selected quarterly consolidated financial data for the Company. The selected quarterly financial data is derived from the Company's audited consolidated financial statements for the fiscal years ended June 30, 1997 and 1996, and the Company's unaudited consolidated financial statements for the periods ended September 30, 1997 and December 31, 1997, copies of which are attached to this proxy statement as Appendix III. The following selected quarterly financial data is qualified in its entirety by reference to the attached audited and unaudited consolidated financial statements of the Company.

                                    1st Quarter                     2nd Quarter                3rd Quarter            4th Quarter
(In thousands, except
  per share data)           1998       1997       1996       1998       1997       1996       1997       1996       1997       1996
Sales                   $ 16,238    $16,577    $15,716    $16,709    $17,347    $16,727    $18,023    $17,394    $17,934    $17,701
Gross profit               6,316      6,436      5,788      6,358      6,797      6,263      7,407      6,659     $7,300      7,170
Net income (loss)          1,033      1,037        844        891      1,163        910      1,365      1,077       (990)     1,293
Net income
(loss) per share            0.14       0.14       0.12       0.13       0.16       0.13       0.19       0.15      (0.13)      0.18

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The Company has continued to expand its business by opening TRM Centers in new and existing market areas. The number of market areas served increased from 66 to 72 from June 30, 1996 to June 30, 1997. The number of TRM Centers grew from 31,719 to 34,796 over the same period. This expansion has continued into the first six months of fiscal 1998 with the opening of three new market areas and 834 TRM Centers. As of [December 31, 1997], the Company had [75] market areas with [35,630] TRM Centers.

Results of Operations

     Year Ended June 30, 1997 Compared to Year Ended June 30, 1996

     The percentage of change in dollar amounts and the percentage of sales represented by each item on the Consolidated Statements of Operations (see Appendix III) follow:

                                                        Percentage Change                 As a Percentage of Sales
                                                  ----------------------------  ------------------------------------------
                                                        1996-97        1995-96           1997          1996           1995
--------------------------------------------------------------------------------------------------------------------------
Sales                                                      3.5%          11.6%         100.0%        100.0%          100.0%
--------------------------------------------------------------------------------------------------------------------------
Sales of discounts                                        (0.4)           5.3           16.7          17.4            18.4
Cost of sales                                              1.1           11.4           43.3          44.3            44.3
Selling, general and administrative                        5.7           17.1           26.6          26.0            24.8
Impairment of long-lived assets                          100.0             --            5.8            --              --
--------------------------------------------------------------------------------------------------------------------------
Operating income                                         (36.4)          10.2            7.6          12.3            12.5
Interest expense, net                                    (58.6)           1.3           (0.6)         (1.4)           (1.6)
Other, net                                                55.2           (1.3)          (1.0)         (0.7)           (0.8)
--------------------------------------------------------------------------------------------------------------------------
Income before income taxes                               (39.5)          12.4            6.0          10.2            10.1
Provision for income taxes                               (42.4)          13.9            2.3           4.1             4.0
--------------------------------------------------------------------------------------------------------------------------
Net income                                               (37.6%)         11.5%           3.7%          6.1%           6.1%
==========================================================================================================================

     The 1997 sales growth of 3.5 percent was due primarily to a 10.9 percent increase in the number of billed units offset by a 6.0 percent decrease in average net sales per unit. Sales growth during 1997 came primarily from the Company's foreign operations. Foreign sales grew to $25.9 million in 1997 from $22.0 million in 1996 and $15.7 million in 1995. Heavy investments in new city openings and in new copiers in Europe in 1994 and 1995 are now resulting in higher sales. The company's business model in the more well-established U.S. operations differs from that in its foreign operations. In the U.S., the primary focus over the last three years has been on learning how to better manage the installed base of copiers. In actively managing the profit performance of the U.S. installed base, under-performing machines were removed and put back into stock to be redeployed at better sites. Locations with copy pricing too low to be profitable at their existing copy volumes were repriced to higher levels. The majority of the machines repriced showed increased profits and lower sales per unit. This and the declining performance of test installations of color copiers and business card equipment, referred to under "Impairment of long-lived assets," contributed to a decrease in U.S. sales during 1997. The Company plans to begin using a new state- of-the-art black and white copiers to grow the installed based for the next several years. Further, after two years of opening cities attached to existing service centers, the Company has now resumed opening stand-alone cities with three domestic locations opening since October 1996. Also, much progress has been made on establishing a corporate chain selling program at TRM to better address the retailer consolidation of the 1990's. This aggressive new program, along with the NextGen black and white copier discussed below, are both expected to contribute toward increasing U.S. sales going forward.

     During 1996, sales growth was 11.6 percent and billed unit growth was 8.9 percent. The number of billed units and average sales per unit were significantly affected by the aggressive unit growth in Europe, where average machine performance is above the Company's average.

     To date, sales from products not related to black and white photocopying have been insignificant, amounting to less than 5 percent of total sales.

     Sales discounts are the portion of revenue retained by retail customers. They generally vary at individual retail businesses depending on volume -- the higher the volume, the greater the discount and vice versa. The downward trend in sales discounts as a percentage of sales in 1997 and 1996 reflects changes made in business agreements with new customers over the periods.

     Cost of sales increased 1.1 percent from 1996 to 1997. This was below the percentage increase in sales, despite growth in field service payroll, headcount additions for opening new cities, and copier depreciation costs that were above the level of sales growth. This was achieved because of lower paper costs worldwide and lower paper and toner usage under the Company's higher-copy- price programs.

     Comparing 1996 to 1995, cost of sales increased 11.4 percent. This was primarily due to higher paper costs, though the Company mitigated the adverse impact of higher paper costs on cost of sales through its active program to raise copy prices at thousands of locations. This had a decreasing influence on the number of copies made due to expected demand elasticity. The increase in cost of sales was also affected by higher field service and field sales payroll costs.

     The rate of growth in selling, general and administrative expense decreased significantly, from 17.1 to 5.7 percent, from 1996 to 1997. During 1996, significant investments were made in people and systems. Key additions were made across all levels of the management team. Investments in our computerized management information systems were also made and continued throughout 1997. The increase in selling, general and administrative expense during 1997 was primarily due to higher employee health care costs in the U.S. and higher expansion and start-up expenses in both the U.S. and Europe.

     During 1997, the Company recorded a non-cash, non-recurring accounting charge of $4.1 million pretax ($2.5 million and $0.35 per share after tax), which reflected the Company's application of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to be Disposed Of." As discussed with "Sales" above, the Company determined that this action was necessary after reviewing the affected asset categories. This charge included impairment write downs of equipment in three categories: color copiers, custom business card printing components and certain older generation black and white copiers. Though the Company continues to support its installed color copier and business card units and expects to pursue other equipment offerings in these two product categories, it was concluded during 1997 that the initial equipment purchased in 1993 and 1994 for market testing was technologically dated and that the full asset carrying amounts were not recoverable. In addition, the Company recently finalized an agreement with a major copier manufacturer to purchase a new-generation black and white copier to grow the core business. The Company intends to use these new, state-of-the-art copiers to grow the installed base for the next several years. In light of this, the equipment write down included a provision for the impairment of older generation black and white copiers which are needed in the service centers to support the installed base, but are no longer expected to be placed as incremental revenue generating units.

     From mid-1996 through 1997, the Company was able to reduce bank borrowings significantly, which resulted in the lower interest expense. Interest costs were higher in 1995 and early 1996 because the Company incurred bank borrowings to help fund its aggressive unit expansion.

     The effective tax rate declined from 40.1% in 1996 to 38.2% in 1997 due to income in the United Kingdom now flowing through a United Kingdom subsidiary and being taxed at a lower statutory rate than domestic income. The change in effective tax rates between 1995 and 1996 was not significant.

     Six Months Ended December 31, 1997 Compared to Six Months Ended December 31, 1996

     Sales for the second quarter were $16.7 million, down 3.7% from second quarter sales of the previous year of $17.3 million. Sales for the six months year-to-date were $32.9 million, down 2.9% from prior year-to-date sales of $33.9 million. Sales in Europe continue to increase, although at a slowing rate as the European market matures. Sales in North America, where the market is more fully developed, continue to decline, offsetting the growth in Europe.

     Sales discounts are the portion of revenue retained by customers. Sales discounts as a percentage of sales continue to decline, from 16.8% to 16.2% in the comparable quarters. This reflects changes made in business agreements with new customers. The discount rate generally varies among individual retail businesses based on volume.

     Cost of sales remained flat compared to the same quarter in prior year and decreased 0.3% compared to the prior six months. Cost of sales increased as a percent of sales from 44.0% to 45.7% in the comparable prior-year quarter due to certain costs being fixed while sales have decreased.

     Selling, general and administrative costs grew by 1.4% to $4.7 million in the second quarter and 0.9% to $9.2 million for the first six months. Increased health care costs and vehicle fleet costs caused this change.

     Interest costs are incurred because the Company uses bank borrowings to help fund its expansion. The decrease in interest expense is due to reduced bank borrowings compared to the prior-year quarter and year-to-date.

Liquidity and Capital Resources

     During the six months ended December 31, 1997, the Company funded capital expenditures of $5.7 million and repaid $0.4 million in bank borrowings with no additional draws on its line of credit. Capital expenditures increased by $3.9 million over the same period of the prior year due to increased purchases and installations of NextGenTM copiers ($2.3 million) and increased expenditures for other copiers ($1.2 million). Additional capital expenditures of $400,000 were for normal operating purposes.

     The Company currently anticipates capital expenditures of approximately $13 million during fiscal 1998. The Company intends to finance these capital expenditures with cash generated from operations and with bank borrowings under its existing line of credit. The Company expects that these sources will provide adequate cash to fund its expansion through at least June 30, 1998.

Year 2000 Disclosure

     The Company is aware of, and currently evaluating its exposure related to potential year 2000 formation systems problems. Generally, internal accounting and operating systems are either year 2000 compliant or will become compliant as part of a general information technology upgrade initiative (the "Initiative"), which is presently underway at the Company. The core components of the Initiative are anticipated to be completed by December 31, 1998. Total cost of the Initiative is expected to be approximately $1.2 million, of which $300,000 has been expended through December 31, 1997. The Company has also determined that a portion of its telephone system will also require upgraded capability, at a cost of approximately $50,000.

     The Company is presently assessing the risk that major customers or suppliers may have year 2000 problems, which could impact the Company. The extent that such risk exists, if any, has not yet been determined.

New Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." This Statement establishes a different method of computing net income per share than was previously required under the provisions of Accounting Principles Board Opinion No. 15. Under SFAS No. 128, the Company is required to present both basic net income per share and diluted net income per share. The Company adopted SFAS No. 128 in the second fiscal quarter of 1998 and all historical net income per share data has been restated to conform to the provisions of this Statement.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which established requirements for disclosure of comprehensive income. The objective of SFAS No. 130 is to report all changes in equity that result from transactions and economic events other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes in equity. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of earlier financial statements for comparative purposes is required. The Company is in the process of quantifying the effect of adoption of SFAS No. 130.

Forward-Looking Statements

     Information in this "Management's Discussion and Analysis," and elsewhere in this proxy statement about the Company's goals, plans and expectations regarding expansion and business opportunities, including the opportunity represented by the ATM market, the Company's plan to enter that market, constitute forward-looking statements within the meaning of Section 27A of the Act and Section 21E of the Securities and Exchange Act of 1934. The following factors are among the factors that could cause actual results to differ materially from those described in the forward-looking statements: the outcome of the shareholder vote regarding this transaction, the regulatory environment related to delivery of financial services and the ATM market in particular, competition from existing ATM providers and new entrants into the ATM market, TRM's ability to attract and retain personnel necessary to execute its ATM business plan, TRM's ability to manage and achieve growth in a new line of business, changes in technology affecting ATM transactions, TRM's ability to expand its current relationships with retailers and broaden its distribution network, changes in consumer practices and preferences with respect to the location of, and use of, ATM's, changes in consumer practices and preferences with respect to the use of TRM's new photocopy machines, and the performance and profitability of NextGen(TM) photocopy machines, as well as general economic conditions in the market areas in which TRM operates. Any forward-looking statements should be considered in light of these factors as well as risk factors and business conditions discussed in the Company's SEC Form 10-K for the year ended June 30, 1997.

                              INDEPENDENT AUDITORS

     Representatives of KPMG Peat Marwick LLP, independent auditors for the Company, are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Reports of all transactions in the Company's Common Stock by insiders are required to be filed with the SEC pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). One stock transaction relating to stock owned by Mr. Paulsell's former wife and minor stepson was reported late on one Form 4 for fiscal 1997.

                             SHAREHOLDER PROPOSALS

     A proposal by a shareholder for inclusion in the Company's proxy statement and form of proxy for the 1998 annual meeting of shareholders must be received by the Company at 5208 NE 122nd Avenue, Portland, Oregon 97230 on or before May 20, 1998 in order to be eligible for such inclusion.

                                  OTHER MATTERS

     The notice of annual meeting of shareholders provides for transaction of such other business as may properly come before the meeting. As of the date of this proxy statement, the Board of Directors has been advised of no matters to be presented for discussion at the meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the shareholders.


                                    By Order of the Board of Directors
Portland, Oregon
May 25, 1998

                                    Paul M. Brown
                                    Secretary

                                   APPENDIX I

                          ARTICLES OF AMENDMENT TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                          TRM COPY CENTERS CORPORATION



     1. Article I of the Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

                                   "ARTICLE I

     The name of this Corporation is TRM Corporation."


     2. The first sentence of Article III of the Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

          "1. The authorized capital stock of the Corporation shall consist of 50 million shares of Common Stock, no par value, and 5 million shares of Preferred Stock no par value."


     3. The Company's Restated Articles of Incorporation is hereby amended to add the following section at the end of Article III:

          "2. Series A Preferred Stock. This Article III.2 sets forth the designation, preferences, limitations and relative rights of a series of Preferred Stock of the Corporation as determined by the Board of Directors of the Corporation pursuant to its authority under ORS 60.134 and Article III.1 above. The shares of such series shall be designated Series A Preferred Stock ("Series A Preferred") and the number of shares constituting such series shall be 1,777,778.

          Section A.  Dividends.

               (i) When and as declared by the Corporation's Board of Directors and to the extent permitted under the Oregon Business Corporation Act, the Corporation will pay preferential cumulative dividends to the holders of the Series A Preferred as provided in this Section A. Except as otherwise provided herein, dividends on each share of Series A Preferred will accrue on a daily basis at the rate of seven and one-half percent (7 1/2%) per annum of the Liquidation Value thereof, determined on a quarterly basis, from and including the date of issuance of such share of Series A Preferred to and including the earlier of (a) the date on which the Liquidation Value of such share of Series A Preferred plus any accrued and unpaid dividends thereon is paid to the holder thereof upon any liquidation, dissolution or winding up of the Corporation (b) the date on which such share of Series A Preferred is converted into Common Stock. Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any share of Series A Preferred will be deemed to be its "date of issuance" regardless of the number of times transfer of such share of Series A Preferred is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Series A Preferred. To the extent not paid on March 31, June 30, September 30, and December 31 of each year beginning on June 30, 1998 (the "Dividend Payment Date"), all dividends which have accrued on each share of Series A Preferred outstanding during the three-month period (or other period in the case of the initial Dividend Payment Date) shall be accumulated and shall remain accumulated dividends with respect to each such share of Series A Preferred until paid. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred, such payment will be distributed ratably among the holders of the Series A Preferred on the basis of the amount of accrued and unpaid dividends with respect to the shares of Series A Preferred owned by each such holder.

               (ii) The Corporation shall not pay dividends (other than dividends payable in shares of Common Stock) upon the Common Stock unless and until it has paid dividends upon the Series A Preferred as set forth in Section A(i). In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series A Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A Preferred had all of the outstanding Series A Preferred been converted immediately prior to the record date for such dividend, or, if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

          Section B. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, each holder of Series A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Series A Preferred held by such holder (plus all accrued or declared dividends unpaid thereon), and the holders of Series A Preferred shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid hereunder, then the entire assets to be distributed to the Corporation's stockholders shall be distributed pro rata among such Series A Preferred holders based upon the aggregate Liquidation Value of all Series A Preferred held by each such holder (plus all accrued or declared dividends unpaid thereon). At least 30 days prior to any liquidation, dissolution or winding up of the Corporation, the Corporation shall give written notice of such event to each record holder of Series A Preferred, specifying the amount of liquidation proceeds per share to be distributed to the holders of the Series A Preferred and to the holders of the Common Stock.

          For purposes of this Section B, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of this Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this Corporation; or (B) a sale of all or substantially all of the assets of this Corporation.

          In any of such events, if the consideration received by this corporation is other than cash, the value of such consideration will be deemed its fair market value. Any securities shall be valued as follows:

               (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                    (1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                    (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                    (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this Corporation and the holders of at least a majority of the voting power of all then outstanding shares of the Series A Preferred.

               (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of the Series A Preferred.

          This Corporation shall give each holder of record of Series A Preferred written notice of such impending transaction not later than twenty
(20) days prior to the shareholders' meeting called to approve such transaction, if any, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section B, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series A Preferred.

          Section C. Voting Rights.

               (i) The holders of Series A Preferred shall have no right to vote on matters to be voted on by the stockholders of the Corporation except as provided in this Section C and as otherwise expressly required by applicable law; provided that in any event, each holder of Series A Preferred shall be entitled to notice of all stockholder meetings at the same time and in the same manner as notice is given to the stockholders entitled to vote at any such meeting.

               (ii) The holders of Series A Preferred shall be entitled to vote, together as a single class with the holders of the Common Stock and the other classes of the Corporation's capital stock voting with the Common Stock, on all matters submitted to the stockholders for a vote with each share of Series A Preferred having one vote and shall be entitled to notice of each stockholders meeting in accordance with the Bylaws of the Corporation.

          Section D. Conversion.

          1. Right to Convert.

               (i) Subject to the terms and conditions of this Section D, each holder of Series A Preferred shall have the right, at its option, to convert each share of the Series A Preferred held by such holder at any time into
 .7499997 fully paid and nonassessable shares of Common Stock.

               2. Conversion Procedure.

                    (i) Except as otherwise provided herein, each conversion of Series A Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred to be converted have been surrendered at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Preferred). At such time as such conversion has been effected, the rights of the holder of such Series A Preferred as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                    (ii) The conversion rights of each share of Series A Preferred shall terminate on the date the Corporation has paid to the holder of such share the Liquidation Value thereof (plus all accrued or declared dividends unpaid thereon).

                    (iii) As soon as possible after a conversion has been effected (but in any event within three business days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

                         (a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                         (b) payment in an amount equal to all accrued dividends unpaid with respect to each share of Series A Preferred converted into Conversion Stock, which have not been paid prior thereto, plus the amount payable under subparagraph (vii) below with respect to such conversion; and

                         (c) a certificate representing any shares of Series A Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

               (iv) If the Corporation is not permitted under applicable law to pay any portion of the accrued dividends on the shares of Series A Preferred being converted into Conversion Stock, the Corporation shall pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment. At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to such holder.

               (v) The issuance of certificates for shares of Conversion Stock upon any conversion of Series A Preferred shall be made without charge to the holders thereof for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares which are being converted.

               (vi) The Corporation shall not close its transfer books against the transfer of Conversion Stock issued or issuable upon conversion of Series A Preferred in any manner which interferes with the timely conversion of the Series A Preferred. The Corporation shall assist and cooperate with any holder of Series A Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series A Preferred hereunder (including, without limitation, making any filings required to be made by the Corporation).

               (vii) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be deliverable upon any conversion of Series A Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

               (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred, such number of shares of Common Stock issuable upon conversion of all outstanding Series A Preferred. All shares of stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to ensure that all such shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of such stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the required number of such shares to be reserved hereunder.

          3. Conversion Adjustments.

               (i) In order to prevent dilution of the conversion rights granted hereunder, the conversion ratio provided for in Section D.1 shall be subject to adjustment from time to time pursuant to this Section D.3.

               (ii) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the conversion ratio provided for in Section D.1 in effect immediately prior to such subdivision shall be proportionately increased, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the conversion ratio provided for in Section D.1 in effect immediately prior to such combination shall be proportionately decreased.

          4. Notices.

               (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

               (ii) The Corporation shall give written notice to all holders of Series A Preferred at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any dissolution or liquidation.

          5. Automatic Conversion. All of the outstanding Series A Preferred shall be automatically converted into Conversion Stock upon the closing of the date as of which the Share Price of the Common Stock for a period of 90 consecutive calendar days commencing after June 30, 1999 is at least $20.00 (as appropriately adjusted for any combination or subdivision of shares, stock dividend, stock split or other recapitalization).

          Section E. Purchase Rights.

          If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then each holder of Series A Preferred shall be entitled to acquire, upon the terms applicable to such Purchase

Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Series A Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

          Section F. Registration of Transfer.

          The Corporation shall keep at its principal office a register for the registration of Series A Preferred. Upon the surrender of any certificate representing shares of Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Preferred represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series A Preferred as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance (but not including any transfer taxes).

          Section G. Replacement.

          Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

          Section H. Definitions.

          "Common Stock" means the Common Stock, no par value, of the Corporation, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of any stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

          "Conversion Stock" means shares of Common Stock issuable upon conversion of Series A Preferred; provided that if there is a change such that the securities issuable upon conversion of Series A Preferred are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series A Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

          "Convertible Securities" means any stock or securities convertible into or exchangeable for any equity securities of the Company.

          "Junior Securities" means any of the Corporation's capital stock or other equity securities other than the Series A Preferred.

          "Liquidation Value" of any share of Series A Preferred as of any particular date shall be equal to $11.25 (as such amount is equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations affecting the Series A Preferred).

          "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Series A Preferred. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Series A Preferred. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

          "Options" means any rights or options to subscribe for or purchase equity securities or Convertible Securities.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Share Price" means the closing price on a day of sales of the Common Stock on the securities exchange on which the Common Stock may be listed, or if on any day the Common Stock is not listed on any securities exchange, the last bid price quoted in the NASDAQ System as of 4:00 P.M., New York time on such day, or if on any day the Common Stock is not quoted in the NASDAQ System, the last bid price on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization.

          Section I. Notices.

          Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices, attention: Paul Brown, Chief Financial Officer and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder)."

                                   APPENDIX II

                                                                    CONFIDENTIAL
March 17, 1998

Board of Directors
TRM Copy Centers Corporation
5280 NE 122nd Avenue
Portland, OR 97230-1074

Dear Board of Directors:

At your request, Pacific Crest Securities, Inc. performed an independent assessment as to the fairness, from a financial point of view ("Fairness Opinion"), of the $20 million convertible preferred stock investment ("Investment") made by ReadyCash Investment Partners, L.P. ("RCIP") into TRM Copy Centers Corporation ("TRM" or the "Company").

Pacific Crest Securities, Inc. is an investment banking firm that, among other things, performs financial advisory services. We believe that for the purposes of this Fairness Opinion, we are independent of the Company.

In arriving at our opinion, we reviewed certain financial information including, but not limited to, publicly available financial documents of the Company, current capitalization of the Company, financial forecasts provided by the Company and RCIP, public ownership profile of the Company and relevant stock price performance of the Company. Further, we have met with the TRM and RCIP managements to discuss the financial prospects of the Company after the Investment has been made.

We have also compared the terms of the Investment to the terms of other similar investments that have recently been effected. We conducted various discounted cash flow analyses in order to ascertain the impact of the Investment on the Company from a valuation standpoint. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In arriving at our opinion, we did not independently verify any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company.

We were retained by the Board of Directors of the Company and our opinion as expressed herein is limited to the fairness, from a financial point of view, to the Company's stockholders, of the Investment and does not address the Company's underlying business decision to proceed with the Investment. Our opinion is necessarily based on conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. This letter does not constitute a recommendation to the Board of Directors of the Company with respect to any approval of Investment.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Investment by RCIP in the Company is fair, from a financial point of view, to the holders of the Company's stock.

Very truly yours,

PACIFIC CREST SECURITIES, INC.



By:  ERIK J. KRIEGER
     ----------------------------------
     Erik J. Krieger
     Chairman and Managing Director

                                  APPENDIX III

                              FINANCIAL STATEMENTS


Independent Auditors' Report

The Board of Directors and Stockholders
TRM Copy Centers Corporation:

     We have audited the accompanying consolidated balance sheets of TRM Copy Centers Corporation and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TRM Copy Centers Corporation and subsidiaries as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Portland, Oregon
August 15, 1997

                          TRM COPY CENTERS CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                     December 31,                       June 30,
                                                                   1997 (see note 1)               1997             1996
                                                               -----------------------      -------------     ------------
                                                                     (Unaudited)                     (In thousands)
Assets
Current assets:
      Cash                                                     $                 1,974     $        2,528     $        873
      Accounts receivable, net                                                   7,560              7,704            7,264
      Inventories (note 3)                                                       4,995              4,611            5,253
      Prepaid expenses and other                                                 1,801              1,399            1,580
                                                               -----------------------     --------------     ------------
         Total current assets                                                   16,330             16,242           14,970
Equipment and vehicles, less accumulated
      depreciation (notes 4 and 5)                                              36,315             33,872           39,172
Other assets                                                                        46                 46              109
                                                               -----------------------     --------------     ------------
                                                               $                52,691     $       50,160     $     54,251

Liabilities and Stockholders' Equity Current liabilities:
      Checks in transit                                        $                 1,257     $        1,409     $        938
      Accounts payable                                                           2,280              1,568            1,799
      Accrued expenses (note 6)                                                  3,251              3,697            3,373
                                                               -----------------------     --------------     ------------
         Total current liabilities                                               6,788              6,674            6,110
Long-term debt (note 7)                                                              0                400            8,128
Deferred income taxes (note 8)                                                   4,770              4,258            4,569
                                                               -----------------------     --------------     ------------
         Total liabilities                                                      11,558             11,332           18,807
Commitments (note 12)                                                               --                 --               --
Stockholders' equity (notes 9 and 10):
     Preferred stock, no par value.
         Authorized 5,000 shares; no shares
         issued and outstanding                                                     --                 --               --
      Common stock, no par value.
         Authorized 10,000 shares; issued                                       16,894             16,601           16,214
         and outstanding 6,931 and 6,484
         shares
      Retained earnings                                                         24,203             22,279           19,704
      Cumulative translation adjustment                                             36                (52)            (474)
                                                            --------------------------     --------------     ------------
         Total stockholders' equity                                             41,133             38,828           35,444

See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         Six Months Ended
                                                            December 31,                     Fiscal year ended June 30,
                                                     -------------------------     ----------------------------------------
                                                            1997           1996          1997           1996           1995
                                                     -----------     ----------    ----------     ----------     ----------
                                                             (Unaudited)                        (In thousands)
Sales                                                 $   32,946     $   33,924    $   69,881     $   67,538     $   60,544
Less discounts                                             5,285          5,656        11,676         11,728         11,138
                                                      ----------     ----------    ----------     ----------     ----------
Net sales                                                 27,661         28,268        58,205         55,810         49,406
Cost of sales                                             14,988         15,035        30,265         29,930         26,857
                                                      ----------     ----------    ----------     ----------     ----------
Gross profit                                              12,673         13,233        27,940         25,880         22,549
Selling, general and
      administrative expense                               9,228          9,143        18,569         17,569         15,006
Impairment of long-lived assets                               --             --         4,088             --             --
(note 4)
                                                      ----------     ----------    ----------     ----------     ----------
Operating income                                           3,445          4,090         5,283          8,311          7,543
Interest expense                                              22            266           396            957            945
Other expense, net                                           266            188           720            464            470
                                                      ----------     ----------    ----------     ----------     ----------
Income before income taxes                                 3,157          3,636         4,167          6,890          6,128
Provision for income taxes (note 7)                        1,233          1,436         1,592          2,766          2,429
                                                      ----------     ----------    -----------    ----------     ----------
Net income                                            $    1,924     $    2,200    $    2,575     $    4,124     $    3,699
                                                      ----------     ----------    ----------     ----------     ----------
Net income per share                                  $     0.28     $     0.34    $     0.35     $     0.57     $     0.53
Weighted average common
   and common equivalent
   shares outstanding                                      7,356          7,332         7,337          7,262          6,934

See accompanying notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                   Common Stock                             Cumulative
                                         ---------------------------         Retained      Translation
                                               Shares         Amount         Earnings       Adjustment            Total
                                         ------------   ------------    -------------     ------------    -------------
                                                                            (In thousands)

Balances, June 30, 1994                         6,390   $     15,822    $      11,881     $       (548)   $     27,155
Exercise of stock options                          27             55               --               --              55
Issuance of stock to employees                     15             63               --               --              63
Foreign currency translation                       --             --               --              556             556
adjustment
Net income                                         --             --            3,699               --           3,699
                                         ------------   ------------    -------------     ------------    ------------

Balances, June 30, 1995                         6,432         15,940           15,580                8          31,528
Exercise of stock options                          36            137               --               --             137
Tax benefit of stock options                       --             26               --               --              26
Issuance of stock to employees                     16            111               --               --             111
Foreign currency translation                       --             --               --             (482)           (482)
adjustment
Net income                                         --             --            4,124               --           4,124
                                         ------------   ------------    -------------     ------------    ------------

Balances, June 30, 1996                         6,484         16,214           19,704             (474)         35,444
Exercise of stock options                         468            517               --               --             517
Purchase of outstanding shares                    (27)          (279)              --               --            (279)
Tax benefit of stock options                       --             96               --               --              96
Issuance of stock to employees                      6             53               --               --              53
Foreign currency translation                       --             --               --              422             422
adjustment
Net income                                         --             --            2,575               --           2,575
                                         ------------   ------------    -------------     ------------    ------------

Balances, June 30, 1997                         6,931         16,601           22,279              (52)         38,828
Exercise of stock options                          53            293               --               --             293
Issuance of stock to employees                     --             --                                                --
Foreign currency translation                       --             --               --               88              88
adjustment
Net income for six months
      ended December 31, 1997                      --             --            1,924               --           1,924
                                         ------------   ------------    -------------     ------------    ------------

Balances, as of December 31,                    6,984   $     16,894    $      24,203     $           36  $     41,133
1997 (unaudited)

See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             Six Months Ended
                                                               December 31,                Fiscal year ended June 30,
                                                      --------------------------     --------------------------------------
                                                             1997           1996           1997          1996          1995
                                                      -----------    -----------     ----------    ----------    ----------
                                                               (Unaudited)                         (In thousands)
Net income                                            $    1,924     $     2,200     $    2,575    $    4,124    $    3,699
Adjustments to reconcile net income
      to net cash provided by operating
      activities:
        Depreciation and amortization                      2,795           2,858          5,591         5,101         4,623
        Loss on disposal of equipment                         79              50            234            40            18
      and vehicles
        Impairment of long-lived assets                       --              --          4,088            --            --
        Changes in items affecting
      operations:
         Accounts receivable                                 144            (355)          (440)         (529)       (1,789)
         Inventories                                        (384)             (5)           566         1,292        (2,318)
         Prepaid expenses and other                         (402)           (467)          (189)          146           745
         Accounts payable                                    712             120           (231)          306           240
         Accrued expenses                                   (446)             42            324            70         1,161
         Deferred income taxes                               512             522           (311)          817           687
                                                      ----------     -----------     ----------    ----------    ----------
            Total operating activities                     4,934           4,965         12,207        11,367         7,066
Investing activities:
      Proceeds from sale of equipment                        270             180            456           146           130
      Capital expenditures                                (5,678)         (1,824)        (4,562)       (5,494)      (13,259)
      Other                                                    0             (56)           (33)           44           (17)
                                                      ----------     -----------     ----------    ----------    ----------
            Total investing activities                    (5,408)         (1,700)        (4,139)       (5,304)      (13,146)

Financing activities:
      Change in checks in transit                           (152)            517            471          (484)        1,033
      Principal payments on
      borrowings                                            (400)         (3,128)        (7,728)       (9,636)       (7,337)
      Proceeds from borrowings                                 0               0             --         3,526        12,075
      Net proceeds from issuance of
      common stock                                           293             193            387           274           118
                                                      ----------     -----------     ----------    ----------    ----------
            Total financing activities                      (259)         (2,418)        (6,870)       (6,320)        5,889
Effect of exchange rate changes                              179             269            457           375           283
Net increase in cash                                        (554)          1,116          1,655           118            92
Beginning cash                                             2,528             873            873           755           663
                                                      ----------     -----------     ----------    ----------    ----------
Ending cash                                           $    1,974     $     1,989     $    2,528    $      873    $      755

See accompanying notes to consolidated financial statements.

                   Notes to Consolidated Financial Statements

1.   Interim Financial Data:

     The condensed financial statements for the six-month period ended December 31, 1997 included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and reflect all adjustments, consisting only of normal recurring adjustments, which, in the opinion of management, are necessary for a fair statement of the results of the interim periods. These condensed interim financial data should be read in conjunction with the Company's audited condensed financial statements for the fiscal years ended June 30, 1997, 1996 and 1995.

2.   Description of Business and Summary of Significant Accounting Policies:

Description of Business

     TRM Copy Centers Corporation, headquartered in Portland, Oregon, as its primary business, owns, supplies and maintains nearly 35,000 self-service photocopiers in pharmacies, stationery stores, hardware stores, convenience stores and other retail establishments in the United States, Canada, the United Kingdom, France and Belgium. Each retail establishment collects payment from its customers, shares in the revenue of the photocopier and benefits from any increase in customer traffic within the store.

Principles of Consolidation

     The consolidated financial statements include the accounts of the parent and its subsidiary companies (the Company). All significant intercompany accounts and profits have been eliminated. Assets and liabilities of foreign operations are translated into U.S. dollars at current exchange rates. Income and expense accounts are translated into U.S. dollars at average rates of exchange prevailing during the periods. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are taken directly to a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in income and have been immaterial to date.

Fair Value of Financial Instruments

     Financial instruments, including cash, accounts receivable, checks in transit and accounts payable, approximate fair market value because of the short maturity for these instruments. Fair value approximates carrying value of the Company's borrowings under its long-term debt arrangements based upon interest rates available for the same or similar loans.

Revenue Recognition and Accounts Receivable

     A portion of each copy sale is retained by the retail business, generally depending on copy volume. The Company invoices each retailer via monthly billings based on usage at the program price per copy less the applicable discount (the amount retained by the retailer). Total sales activity and discount amounts are recorded separately in the accounting records and in the consolidated statements of operations to arrive at net sales.

     Accounts receivable are shown net of allowance for doubtful accounts of $148,000 and $287,000 at June 30, 1997 and 1996, respectively.

Inventories

     Inventories are stated at the lower of FIFO cost or market.

Equipment and Vehicles

     Equipment and vehicles are recorded at cost. Depreciation begins when the asset is placed in service and is generally recorded using the straight-line method over the estimated remaining useful lives of the related assets as follows:

         Photocopiers and other centers       5-10 years
         Furniture and fixtures               5-7 years
         Computer equipment                   5 years
         Vehicles                             5 years

Income Taxes

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities, and are measured by applying enacted tax rates and laws to the taxable years in which such differences are expected to reverse.

Statements of Cash Flows Supplemental Information

     Income taxes paid were approximately $1,635,000, $2,465,000 and $1,075,000 for the fiscal years 1997, 1996 and 1995, respectively. Interest paid does not materially differ from interest expense.

Net Income Per Share

     Net income per share is computed based on the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the periods. Common stock equivalents consist of options to purchase stock (using the treasury stock method).

Stock-Based Compensation

     The Company applies APB No. 25, "Accounting for Stock Issued to Employees," and the related interpretations in accounting for stock-based compensation plans. In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has provided the required footnote disclosures (see note 8).

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Effect of Recent Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share," which requires companies with complex capital structures that have publicly held common stock or common stock equivalents to present both basic and diluted earnings per share ("EPS") on the face of the income statement. The presentation of basic EPS replaces the presentation of primary EPS currently required by APB No. 15, "Earnings Per Share." This statement is effective for financial statements issued for interim and annual periods ending after December 15, 1997. The Company does not believe the adoption of SFAS No. 128 in fiscal 1998 will have a significant impact on the Company's reported diluted EPS.

3.   Inventories:

                                                                                June 30,
                                            Six Months Ended       -------------------------------
                                            December 31, 1997               1997              1996
                                            -----------------      -------------      ------------
                                                  (unaudited)                (In thousands)

Paper                                           $       1,298      $       1,231      $      1,505
Toner and developer                                       842                692               828
Parts                                                   2,855              2,688             2,920
                                                -------------      -------------      ------------
                                                $       4,995      $       4,611      $      5,253


4.    Equipment and Vehicles:

                                                                            June 30,
                                                                 ----------------------------
                                                                         1997            1996
                                                                 ------------    ------------
                                                                         (In thousands)
Photocopiers and other centers                                   $     45,232    $     47,918
Furniture and fixtures                                                  1,899           1,787
Computer equipment                                                      1,381           1,392
Vehicles                                                                5,109           5,950
                                                                       53,621          57,047
Accumulated depreciation                                               19,749          17,875
                                                                 ------------    ------------
                                                                 $     33,872    $     39,172

5.   Impairment of Long-Lived Assets:

     The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," during fiscal 1997. This new accounting standard requires long-lived assets to be reviewed for impairment when circumstances indicate the carrying amount of an asset may not be recoverable. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of the impairment by comparing the carrying amount of the asset to its fair value.

     The Company recognized a non-cash, non-recurring impairment charge of $4,088,000 pretax ($2,526,000 and $0.35 per share after tax), in fiscal 1997 as a result of adopting this new accounting standard. This charge included impairment write downs of equipment in three categories: color copiers, custom business card printing components and certain older generation black and white copiers. Though the Company continues to support its installed color copier and business card units and plans to pursue other equipment offerings in these two product categories, it was concluded during 1997 that the initial equipment purchased in 1993 and 1994 was technologically dated and that the full asset carrying amounts were not recoverable. In addition, the Company recently finalized an agreement with a major copier manufacturer to purchase a new generation black and white copier to grow the core business. The Company intends to use these new, state-of-the-art copiers to grow the installed base for the next several years. In light of this, the equipment write down included a provision for the impairment of older generation black and white copiers, which are needed in the service centers to support the installed base, but are no longer expected to be placed as incremental revenue-generating units.

6.   Accrued Expenses:

                                                           June 30,
                                               ----------------------------
                                                       1997            1996
                                               ------------    ------------
                                                        (In thousands)
Accrued payroll expenses                       $      2,550    $      2,443
Customer security deposits                              250             276
Other accrued expenses                                  897             654
                                               ------------    ------------
                                               $      3,697    $      3,373

7.       Bank Borrowings:


                                                           June 30,
                                               ----------------------------
                                                       1997            1996
                                               ------------    ------------
                                                         (In thousands)
Bank revolving loan, unsecured, maximum        $        400    $      8,128
         limit of $30.0 million


     The revolving loan agreement calls for monthly payments of interest only until expiration on April 1, 2000, or as renegotiated. At that time, no additional borrowings will be available, and the outstanding loan balance will be due and payable. The arrangement allows the Company to choose from interest rate alternatives based on the bank's reference rate or on LIBOR. It also calls for a loan fee which was paid at the date of the loan and is being amortized over the life of the loan. The interest rate applicable to bank borrowings as of June 30, 1997 was 8.5%. The loan agreement contains certain restrictive covenants as to working capital, total liabilities and stockholders' equity. The Company is in compliance with the covenants.

8.   Income Taxes:

     Deferred income taxes arise primarily from different depreciation calculations used for financial statement and income tax purposes. Income before income taxes is as follows:

                                    1997*             1996            1995
                            ------------      ------------    ------------
                                                       (In thousands)
United States               $      1,223      $      6,730    $      5,907
Foreign                            2,944               160             221
                            ------------      ------------    ------------
                            $      4,167      $      6,890    $      6,128


* During 1997, the Company recorded a non-cash, non-recurring accounting charge of $4,088,000 pretax ($2,526,000 and $0.35 per share after tax), for the impairment of long-lived assets (see note 4).

         The components of income tax expense are as follows:


                                                 1997             1996             1995
                                         ------------     ------------     ------------
                                                                    (In thousands)
Current:
         Federal                         $      1,074     $      1,459     $      1,250
         State                                    459              424              401
         Foreign                                  370               66               91
Deferred:
         Federal                               (1,097)             564              578
         State                                   (320)             164              100
         Foreign                                1,106               89                9
                                         ------------     ------------     ------------
                                         $      1,592     $      2,766     $      2,429


         The effective tax rate differs from the federal statutory tax rate as follows:

                                                 1997             1996             1995
                                         ------------     ------------     ------------
                                                                     (In thousands)

Statutory federal rate                           34.0%            34.0%            34.0%
State taxes, net of federal benefit               459              424              401
Benefit of foreign tax rates
                                         ------------     ------------     ------------
Other                                             0.7              0.2             (0.3)
                                         ------------     ------------     ------------
                                                 38.2%            40.1%            39.6%


9.   Stockholders' Equity:

     The Company reserved 1,300,000 shares of common stock for issuance under an incentive and nonqualified stock option plan established in 1986 (the "1986 Plan"). In October 1996, the 1996 Stock Option Plan (the "1996 Plan") was approved by shareholders of the Company. The 1996 Plan provides for the granting of a maximum of 700,000 options to purchase common shares to key employees of the Company. Under both plans ("the Plans"), incentive stock options are granted at no less than 100% of the fair market value per share of the common stock. Nonqualified stock options under the 1986 Plan were granted at prices determined by the Board of Directors, while grants under the 1996 Plan are granted at no less than 100% of fair market value. The options are exercisable over a period of ten years from the date of grant. Generally, the options vest over five years. In fiscal 1995, 300,000 option shares were granted at fair market value outside the Plans. These options vested over two years and are exercisable for five years after the last vesting date.

     A summary of stock option activity follows:

                                               Shares                                 Weighted
                                         Under Option          Price Range             Average
                                         ------------     -----------------------     --------
Balance, June 30, 1995                      1,237,650     $   .25   -   $   7.375      $  3.22
         Options granted                      196,500     $  6.37   -   $  10.625      $  9.92
         Options exercised                    (36,100)    $   .25   -   $   6.375      $  4.05
         Options canceled                     (15,000)    $  4.12   -   $   6.375      $  6.02
Balance, June 30, 1996                      1,383,050     $   .25   -   $  10.625      $  4.12
         Options granted                      146,500     $         -   $  10.375      $ 10.28
                                                             9.875
         Options exercised                   (468,200)    $   .25   -   $   6.75       $  1.11
         Options cancelled                    (12,800)    $  6.25   -   $  10.625      $  7.01
Balance, June 30, 1997
     (653,954 exercisable,
     566,300 available for grant
     under the Plans)                       1,048,500     $  2.00   -   $  10.$25      $  7.01

     A summary of stock options outstanding follows:


                                           Options Outstanding
                              Number            Weighted             Weighted
                           Outstanding           Average              Average           Number          Weighted
        Range of          at June 30,          Remaining            Exercise       Exercisable at      Average
     Exercise Price            1997         Contractual Life           Price        June 30, 1997        Price
  $2.00   to   $ 6.00        545,750               6.1                $ 3.90           497,750           $3.87
  $6.25   to   $ 7.50        176,800               7.7                $ 10.22           66,899           $6.39
  $9.25   to   $10.625       326,000               9.3                $ 10.22           89,305           $9.99
  $2.00   to   $10.625     1,048,550               7.4                $ 6.29           653,954           $4.96

     The Company applies APB No. 25 and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had compensation cost for the Company's stock option and stock purchase plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced by approximately $180,000 or $0.02 per share for the year ended June 30, 1997, and approximately $48,000 or $0.01 per share for the year ended June 30, 1996. The weighted-average grant-date fair value of options granted during fiscal 1997 was $4.13 per share using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, volatility of 39.60%, risk-free interest rate of 6.40% and an expected life of four years. The weighted-average grant-date fair value of options granted during fiscal 1996 was $4.24 per share using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, volatility of 43.65%, risk-free interest rate of 6.46% and an expected life of four years.

     The effects of applying SFAS No. 123 for providing pro-forma disclosure for 1997 and 1996 are not likely to be representative of the effects on reported net earnings and earnings per share for future years since options vest over several years and additional awards may be made.

10.  Benefit Plans:

Profit Sharing Retirement Plan

     On January 1, 1990, the Company established a profit sharing retirement plan for eligible U.S. employees. The Plan has profit sharing and 401(k) components. The Company's contribution under the profit sharing portion of the Plan is discretionary. Under the 401(k) part of the Plan, each employee may contribute, on a pretax basis, up to 20% of the employee's gross earnings, subject to certain limitations. The Company also has supplemental retirement plans in Canada and the United Kingdom. The Company accrued profit sharing contributions of $260,000 for fiscal 1997, $240,000 for fiscal 1996 and $230,000 for fiscal 1995.

Employee Stock Purchase Plan

     The Company's Employee Stock Purchase Plan permits each eligible employee to purchase shares of common stock through payroll deductions, not to exceed 10% of the employee's compensation. The purchase price of the shares is the lower of 85% of the fair market value of the stock at the beginning of each six-month offering period or 85% of the fair market value at the end of such period. Amounts accumulated through payroll deductions during the offering period are used to purchase shares on the last day of the offering period. Of the 100,000 shares authorized to be issued under the Plan, 53,694 shares have been purchased, and 46,306 shares remain available for purchase as of June 30, 1997.

11.  Related Party Transactions:

     A company in which the Chairman of the Board is a partner provided approximately $57,000 in consulting services to the Company during fiscal 1997. Two members of the Company's Board of Directors also served as consultants to the Company on various aspects of the Company's business and strategic issues in fiscal 1997 and 1996 and were paid $60,000 and $32,000, respectively.

12.  Lease Commitments:

     The Company leases vehicles and office and warehouse space in several locations under operating leases. Minimum lease payments are as follows:
$2,015,000, $1,836,000, $1,246,000, $1,001,000 and $894,000 for fiscal years
1998, 1999, 2000, 2001 and 2002, respectively, and $4,623,000 thereafter. Rental expense for fiscal years 1997, 1996 and 1995 was $2,358,000, $1,921,000 and
$1,757,000, respectively.

13.  Operations by Geographic Areas:

     The Company operates in one industry segment as a service company maintaining and supporting its programs, which have been developed and placed with retail establishments. Information about the Company's domestic and foreign operations are presented below.


                                     Sales                          Operating Income                          Assets
                        1997         1996         1995        1997*       1996        1995        1997*         1996         1995
                   ---------   ----------   ----------   ---------   ---------   ---------   ---------    ----------   ----------
                                                                         (In thousands)
United States      $  43,949   $   45,559   $   44,814   $   1,416   $   5,717   $   6,779   $   26,451   $   31,527   $   33,858
Foreign:
         Europe       21,389       17,575       11,677       3,383       2,310         389       20,869       19,786       19,330
         Other         4,543        4,404        4,053         484         284         375        2,840        2,938        2,548
                   ---------   ----------   ----------   ---------   ---------   ---------   ----------   ----------   ----------
                   $  69,881   $   67,538   $   60,544   $   5,283   $   8,311   $   7,543   $   50,160   $   54,251   $   55,736


* During fiscal 1997, the Company recorded a non-cash, non-recurring accounting charge for the impairment of long-lived assets. Before the accounting charge, United States Operating Income and Assets for fiscal 1997 would have been $5,185,000 and $30,221,000, respectively. The effect on foreign Operating Income and Assets was not significant.

                                   APPENDIX IV

                          TRM COPY CENTERS CORPORATION

                             1996 STOCK OPTION PLAN

                   As proposed to be amended under Proposal 3

     1. Purpose. The purpose of this 1996 Stock Option Plan (the "Plan") is to enable TRM Copy Centers Corporation (the "Company") to attract and retain the services of selected key employees, consultants, independent contractors, officers and directors of the Company.

     2. Shares Subject to the Plan. Subject to adjustment as provided below and in paragraph 9, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall not exceed 1,200,000 [700,000] shares plus any
                                       =========
shares that were available for grant or subject to outstanding options under the Company's Restated 1986 Stock Incentive Plan (the "1986 Plan") on the effective date of the Plan and are not issued under the 1986 Plan due to termination or cancellation of such options. If an option granted under the Plan expires, terminates or is cancelled, the unissued shares subject to such option shall again be available under the Plan.

     3. Effective Date and Duration of Plan.

          (a) Effective Date. The Plan shall become effective when adopted by the Board of Directors; provided, however, that prior to shareholder approval of the Plan, any grants shall be subject to and conditioned on approval of the Plan by a majority of the votes cast at a meeting of shareholders at which a quorum is present. Options may be granted under the Plan at any time after the effective date and before termination of the Plan.

          (b) Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options then outstanding under the Plan. Termination shall not affect any outstanding options.

     4. Administration.

          (a) Except as specified in paragraph 4(b) the Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom option grants shall be made and all terms and conditions of the grants. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, accelerate any exercise date, provide for automatic acceleration upon the occurrence of specified events, waive or modify any restriction applicable to grants (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the

Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

          (b) The Board of Directors, if it so determines, may delegate to a committee of the Board of Directors constituting of one or more members (the "Committee") any or all authority for administration of the Plan; provided, however, that only the Board of Directors may amend or terminate the Plan as provided in paragraphs 3 and 11. If a Committee is appointed, all references to the Board of Directors in the Plan shall mean and relate to such Committee except as limited by the immediately preceding sentence and unless the context requires otherwise.

     5. Types of Awards; Eligibility; Limitations on Certain Awards. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as provided in paragraphs 6(a) and 6(b); (ii) grant options other than Incentive Stock Options ("Nonstatutory Stock Options") as provided in paragraphs 6(a) and 6(c); and (iii) grant foreign qualified options as provided in paragraph 7. Any such grants may be made to employees, consultants, independent contractors, officers and directors, provided, however, that only employees of the Company shall be eligible to receive Incentive Stock Options under the Plan. Except as for options granted pursuant to paragraph 8, the Board of Directors shall select the individuals to whom grants shall be made and shall specify the action taken with respect to each individual to whom a grant is made. The Board of Directors may not reprice outstanding options, other than adjustments made pursuant to paragraph 9. No individual may be granted options under the Plan for more than an aggregate of 300,000 shares of Common Stock in any calendar year.

     6. Option Grants.

          (a) General Rules Relating to Options.

               (i) Terms of Grant. With respect to each option grant (except for options granted pursuant to paragraph 8), the Board of Directors shall determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Nonstatutory Stock Option.

               (ii) Exercise of Options. Except as provided in paragraphs 6(a)(iv) and 8 or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company or any subsidiary of the Company and shall have been so employed or provided such service continuously since the date such option was granted. Absence on leave or on account of illness or disability under rules established by the Board of Directors shall not, however, be deemed an interruption of employment or service for this purpose. Unless otherwise determined by the Board of Directors, vesting of options shall not continue during an absence on leave (including an extended illness) or on account of disability. Except as provided in paragraphs 6(a)(iv), 8 and 9, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Board of Directors, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if the optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee's rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

               (iii) Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death, and each option by its terms shall be exercisable during the optionee's lifetime only by the optionee; provided, however, that a Nonstatutory Stock Option shall also be transferable pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act.

               (iv) Termination of Employment or Service.

                    (A) General Rule. Unless otherwise determined by the Board of Directors, except as provided in paragraph 8, in the event the employment or service of the optionee with the Company or a subsidiary terminates for any reason other than because of physical disability or death as provided in subparagraphs 6(a)(iv)(B) and (C), the option may be exercised at any time prior to the expiration date of the option or the expiration of three months after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

                    (B) Termination Because of Physical Disability. Unless otherwise determined by the Board of Directors, except as provided in paragraph 8, in the event of the termination of employment or service because of physical disability (within the meaning of Section 22(e)(3) of the Code), the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

                    (C) Termination Because of Death. Unless otherwise determined by the Board of Directors, except as provided in paragraph 8, in the event of the death of an optionee while employed by or providing service to the Company or a subsidiary, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of such death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination and only by the person or persons to whom such optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

                    (D) Amendment of Exercise Period Applicable to Termination. The Board of Directors, at the time of grant or at any time thereafter, may extend the 90-day and 12-month exercise periods any length of time not later than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Board of Directors may determine.

                    (E) Failure to Exercise Option. To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to such option shall cease and terminate.

               (v) Purchase of Shares. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the number of shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, which shall not be more than 30 days after receipt of the notice, and if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee's present intention to acquire the shares for investment and not with a view to distribution. On or before the date specified for completion of the purchase of shares pursuant to an option, the optionee must have paid the Company the full purchase price of such shares in cash or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock as reported in The Wall Street Journal on the day preceding the date that the option is exercised, or such other reported value of the Common Stock as shall be specified by the Board of Directors. No shares shall be issued until full payment therefor has been made. Each optionee who has exercised an option shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law. With the consent of the Board of Directors an optionee may satisfy this obligation, in whole or in part, by having the Company withhold from the shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering Common Stock to the Company to satisfy the withholding amount. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option.

          (b) Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

               (i) Limitation on Amount of Grants. No employee may be granted Incentive Stock Options under the Plan if the aggregate fair market value, on the date preceding the date of grant, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year under the Plan and under any other incentive stock option plan (within the meaning of Section 422 of the Code) of the Company or any parent or subsidiary of the Company exceeds $100,000.

               (ii) Limitations on Grants to 10 Percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company only if the option price is at least 110 percent of the fair market value of the Common Stock subject to the option on the date preceding the date it is granted, as described in paragraph 6(b)(iv), and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

               (iii) Duration of Options. Subject to paragraphs 6(a)(ii) and 6(b)(ii), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

               (iv) Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in paragraph 6(b)(ii), the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be deemed to be the closing price of the Common Stock as reported in The Wall Street Journal on the day preceding the date the option is granted, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other value of the Common Stock as shall be specified by the Board of Directors.

               (v) Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the tenth anniversary of the date the Plan was adopted by the Board of Directors.

               (vi) Conversion of Incentive Stock Options. The Board of Directors may at any time without the consent of the optionee convert an Incentive Stock Option to a Nonstatutory Stock Option.

               (vii) Limit on Shares. Subject to adjustment as provided in paragraph 9, the total number of Common Shares that may be issued under the Plan upon exercise of Incentive Stock Options shall not exceed 700,000 plus up to 200,000 shares that may become available from the 1986 Plan.

          (c) Nonstatutory Stock Options. Nonstatutory Stock Options, other than options granted pursuant to paragraph 8, shall be subject to the following additional terms and conditions:

               (i) Option Price. The option price for Nonstatutory Stock Options shall be determined by the Board of Directors at the time of grant and may be any amount determined by the Board of Directors not less than 100% of the fair market value in the date preceding the date of grant. The fair market value of such shares shall be deemed to be the closing price of the Common Stock as reported in The Wall Street Journal on the valuation date, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other reported value of the Common Stock, or average closing prices for a period of up to 10 trading dates including or preceding the valuation date, as shall be specified by the Board of Directors.

               (ii) Duration of Options. Nonstatutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

     7. Foreign Qualified Option Grants. Options under the Plan may be granted to such officers and employees of the Company and its subsidiaries and such other persons described in paragraph 1 residing in foreign jurisdictions as the Board of Directors may determine from time to time. The Board of Directors may adopt such supplements to the Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws; provided, however, that no option shall be granted under any such supplement with terms which are more beneficial to the participants than the terms permitted by the Plan.

     8. Option Grants to Nonemployee Directors.

          (a) Grants to Nonemployee Directors. Immediately after the close of each annual shareholder meeting (commencing with the 1996 annual meeting), each person then serving as a Nonemployee Director, including any such person who is elected at such meeting, shall automatically be granted a Nonstatutory Stock Option to purchase 5,000 shares of Stock. A "Nonemployee Director" is a director of the Company who is not an employee of the Company or of any parent or subsidiary of the Company on the date the option is granted.

          (b) Additional Grants to Nonemployee Directors Who Serve on Executive Committee. Immediately after the close of each annual shareholder meeting (commencing with the 1996 annual meeting), each person who is then serving as a Nonemployee Director and who also is serving on the Executive Committee of the Board of Directors shall automatically be granted a Nonstatutory Stock Option to purchase an additional 2,500 shares of Stock.

          (c) Terms of Options. The exercise price for options granted under this paragraph 8 shall be the fair market value of the shares covered by the option on the date preceding the date of grant, determined pursuant to paragraph 6(b)(iv). Each such option shall have a 10-year term from the date of grant, unless earlier terminated as provided in 6(a)(iv). Each such option shall become fully exercisable one year after the date of grant, subject to earlier exercise pursuant to paragraph 9. If an optionee ceases to be a director of the Company for any reason, including death or disability, the exercise of the option shall be subject to 6(a)(iv). Options may be exercised in accordance with paragraph 6. Options granted under this paragraph 8 shall be governed by all other applicable provisions of the Plan.

     9. Changes in Capital Structure. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options or portions thereof then unexercised, shall be exercisable, so that the optionee's proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive. In the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, in lieu of providing for options as provided above in this paragraph 9 or in lieu of having the options continue unchanged, the Board of Directors, may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options in whole or in part without any limitation on exercisability and upon the expiration of such 30-day period all unexercised options and stock appreciation rights shall immediately terminate.

     10. Corporate Mergers, Acquisitions, etc. The Board of Directors may also grant options under the Plan having terms, conditions and provisions that vary from those specified in this Plan provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options granted by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party.

     11. Amendment of Plan. The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in paragraphs 6(a)(iv) and 9 however, no change in an option already granted shall be made without the written consent of the holder of such award. Current Nasdaq rules and IRS rules would require shareholder approval of certain amendments to the 1996 Plan.

     12. Approvals. The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

     13. Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to decrease such employee's compensation or benefits, or (ii) confer upon any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

     14. Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date of issue to the recipient of a stock certificate for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

     15. Applicable Law. The law of the State of Oregon will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

                                      PROXY

                          TRM COPY CENTERS CORPORATION

                 Special Meeting of Shareholders, June 29, 1998

                      PROXY SOLICITED BY BOARD OF DIRECTORS

The shares represented by this proxy will be voted as specified on the reverse hereof, but if no specification is made, this proxy will be voted for (i) approval of the amendments to the Company's Restated Articles of Incorporation and the issuance and sale of the Series A Preferred Stock and warrants to ReadyCash Investment Partners, L.P., (ii) the election of the nominees for director, and (iii) approval of the amendment to the 1996 Stock Option Plan. The proxies may vote in their discretion as to other matters that may come before this meeting.

PROXY Shares:  __________________________  Dated _________________________, 1998

_________________________________________  _____________________________________
                                                  Signature of Signatures

Please date and sign as name is imprinted hereon, including designation of executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer. The Special Meeting of Shareholders of TRM Copy Centers Corporation will be held on June 29, 1998 at 9:00 a.m. Pacific Time, at the U.S. Bancorp Tower, 41st Floor, John Elorriaga Auditorium, 111 SW Fifth Avenue, Portland, Oregon. Please Note: Any shares of stock of the Company held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients may only be voted by the fiduciary, custodian or brokerage house itself--the beneficial owner may not directly vote or appoint a proxy to vote the shares and must instruct the person or entity in whose name the shares are held how to vote the shares held for the beneficial owner. Therefore, if any shares of stock of the company are held "street names" by a brokerage house, only the brokerage house, at the instructions of its client, may vote or appoint a proxy to vote the shares.

                          TRM COPY CENTERS CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. o


PLEASE SIGN AND RETURN THIS PROXY.
The undersigned hereby appoints Frederic P. Stockton and Paul M. Brown, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the special meeting of shareholders of TRM Copy Centers Corporation (the "Company") on June 29, 1998 and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following


                                                       FOR    AGAINST    ABSTAIN
1.  (A) Amendments to the Company's Restated            o        o          o
    Articles of Incorporation that will (i) change the Company's corporation name to "TRM
    Corporation," (ii) increase the authorized number of shares of Common Stock that the Company may issue from 10,000,000 to 50,000,000, and (iii) create and determine the preferences, limitations and rights of a series of Preferred Stock of the Company, to be designated "Series A Preferred Stock."

    (B) Issuance and sale of 1,778,778 shares of the Series A Preferred Stock and warrants to purchase an aggregate of 500,000 shares of Common Stock of the Company at an exercise price of $15.00 per share to ReadyCash Investment Partners, L.P. (the
    "Purchaser") pursuant to a Preferred Stock and Warrant Purchase Agreement dated
    March 29, 1998 between the Company and
    the Purchaser, for an aggregate purchase price of $20,000,000.

                                                       For   Withheld   For All
                                                       All      All      Except
2.  Election of Directors                               o        o          o
    (Instructions: To withhold authority to vote for any individual, strike a line through the nominee's name below.)
    Daniel G. Cohen  - Class _____  ____ Term
    Edward E. Cohen  - Class _____  ____ Term
    _______________  - Class _____  ____ Term
    _______________  - Class _____  ____ Term
    _______________  - Class _____  ____ Term
    _______________  - Class _____  ____ Term

                                                       FOR    AGAINST    ABSTAIN
3.  Amendment of the Company's 1996 Stock               o        o          o
    Option Plan to increase the total number of shares reserved for issuance under the plan from 700,000 to 1,200,000 shares.

4.  substitutes Transaction at the of any meeting
    busines may that exercise properly all comes
    the before powers the granted meeting hereby.
    or any adjournments thereof.  A majority of
    the proxies of substitutes at the meeting may
    exercise all the powers granted hereby.
--------------------------------------------------------------------------------

           (Continued and to be dated and signed on the other side.)